                                                                 Exhibit (10)(1)



________________________________________________________________________________



                              PURCHASE AGREEMENT



                                 BY AND AMONG



                             THE MEAD CORPORATION,



                               REED ELSEVIER plc


                                      AND



                        BUYERS LISTED ON SECTION 1.1(a)
                                      OF
                            THE DISCLOSURE SCHEDULE



                          DATED AS OF OCTOBER 4, 1994



________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PARTIES AND PREAMBLES......................................................    1

ARTICLE I      PURCHASE AND SALE OF ASSETS
               AND ASSUMPTION OF LIABILITIES...............................    1

     Section 1.1     Purchase and Sale.....................................    1
     Section 1.2     Consideration.........................................    5
     Section 1.3     Closing...............................................    5
     Section 1.4     Deliveries by Seller..................................    6
     Section 1.5     Deliveries by Buyers and Parent.......................    7
     Section 1.6     Post-Closing Adjustment...............................    8

ARTICLE II     RELATED MATTERS.............................................   10

     Section 2.1     Use of the Seller's Mead Trademarks and Logos.........   10
     Section 2.2     Books and Records of the Business.....................   11
     Section 2.3     No Ongoing or Transition Services.....................   12
     Section 2.4     Intercompany Accounts.................................   13

     ARTICLE III     REPRESENTATIONS AND WARRANTIES OF SELLER..............   14

     Section 3.1     Organization..........................................   14
     Section 3.2     Authorization.........................................   14
     Section 3.3     Capitalization........................................   15
     Section 3.4     Interests in Other Entities...........................   15
     Section 3.5     Consents and Approvals; No Violations.................   16
     Section 3.6     Financial Statements..................................   16
     Section 3.7     Absence of Undisclosed Liabilities....................   17
     Section 3.8     Absence of Material Adverse and Other Changes.........   17
     Section 3.9     Title, Ownership and Related Matters..................   19
     Section 3.10    Properties and Assets Necessary for Conduct of
                     Business..............................................   20
     Section 3.11    Leases................................................   20
     Section 3.12    Intellectual Property.................................   20
     Section 3.13    Non-Proprietary Computer Software.....................   22
     Section 3.14    Litigation............................................   22
     Section 3.15    Compliance with Applicable Law........................   22
     Section 3.16    Certain Contracts and Arrangements....................   23
     Section 3.17    Insurance.............................................   23
     Section 3.18    Employee Benefit Plans; ERISA.........................   24
     Section 3.19    Taxes.................................................   25


                                                                            Page
                                                                            ----
     Section 3.20    Environmental Matters..................................  26
     Section 3.21    Certain Fees...........................................  27
     Section 3.22    Receivables............................................  27
     Section 3.23    Projections............................................  27
     Section 3.24    Name Holding Subsidiaries..............................  28

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER......................  28

     Section 4.1     Organization and Authority of Buyers...................  28
     Section 4.2     Consents and Approvals; No Violations..................  29
     Section 4.3     Financing..............................................  29
     Section 4.4     Litigation.............................................  29
     Section 4.5     Certain Fees...........................................  30

ARTICLE V      COVENANTS....................................................  30

     Section 5.1     Conduct of the Business................................  30
     Section 5.2     Access to Information..................................  31
     Section 5.3     Regulatory Compliance..................................  32
     Section 5.4     Consents; Assignments..................................  33
     Section 5.5     Best Efforts...........................................  34
     Section 5.6     Government Contracts...................................  35
     Section 5.7     Seller's Guarantees....................................  36
     Section 5.8     Public Announcements...................................  36
     Section 5.9     Intentionally Omitted..................................  36
     Section 5.10    Exercise of Options....................................  36
     Section 5.11    Employees; Employee Benefits...........................  37
     Section 5.12    Allocation of Purchase Price...........................  41
     Section 5.13    Guaranty...............................................  42
     Section 5.14    Noncompetition.........................................  42
     Section 5.15    Foreign Assets.........................................  43
     Section 5.16    Cash...................................................  43
     Section 5.17    Financial Statements...................................  44
     Section 5.18    Proprietary Software...................................  44
     Section 5.19    Recordation of Seller's Title..........................  44
     Section 5.20    Multiple Buyers........................................  44
     Section 5.21    Confidentiality........................................  45

ARTICLE VI     CERTAIN TAX MATTERS..........................................  47

     Section 6.1     Section 338(h)(10) Election............................  47
     Section 6.2     Return Filings and Liability for Taxes.................  48
     Section 6.3     Transfer and Similar Taxes.............................  51
     Section 6.4     Tax Indemnification....................................  51
     Section 6.5     Procedures Relating to Indemnification of Tax Claims...  52
     Section 6.6     Refunds and Credits....................................  54


                                                                            Page
                                                                            ----
     Section 6.7     Termination of Tax Sharing Agreements..................  54
     Section 6.8     Carrybacks.............................................  55
     Section 6.09    Employee Payroll Information...........................  55
     Section 6.10    Prepaid Subscriptions..................................  55

ARTICLE VII    CONDITIONS TO OBLIGATIONS OF THE PARTIES.....................  55

     Section 7.1     Conditions to Each Party's Obligation..................  55
     Section 7.2     Conditions to Obligations of Seller....................  56
     Section 7.3     Conditions to Obligations of Parent and Buyer..........  56

ARTICLE VIII   TERMINATION; AMENDMENT; WAIVER...............................  57

     Section 8.1     Termination............................................  57
     Section 8.2     Procedure and Effect of Termination....................  58
     Section 8.3     Amendment, Modification and Waiver.....................  59

ARTICLE IX     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.................  59

     Section 9.1     Non-Survival of Representations and Warranties.........  59
     Section 9.2     Seller's Agreement to Indemnify........................  59
     Section 9.3     Buyers' Agreement to Indemnify.........................  61
     Section 9.4     Third Party Indemnification............................  62
     Section 9.5     Exclusive Remedy.......................................  63
     Section 9.6     Tax Treatment of Indemnification Payments..............  63

ARTICLE X      DEFINITIONS..................................................  63

ARTICLE XI     MISCELLANEOUS................................................  74

     Section 11.1    Title Insurance........................................  74
     Section 11.2    Further Assurances.....................................  74
     Section 11.3    Notices................................................  74
     Section 11.4    Severability...........................................  76
     Section 11.5    Binding Effect; Assignment.............................  76
     Section 11.6    No Third Party Beneficiaries...........................  77
     Section 11.7    Interpretation.........................................  77
     Section 11.8    Jurisdiction and Consent to Service....................  77
     Section 11.9    Entire Agreement.......................................  77
     Section 11.10   Governing Law..........................................  77
     Section 11.11   Specific Performance...................................  78
     Section 11.12   Counterparts...........................................  78
     Section 11.13   Bulk Sales Laws........................................  78
     Section 11.14   Expenses...............................................  78


                                                                            Page
                                                                            ----
EXHIBIT A  -  Bill of Sale
EXHIBIT B  -  Undertaking
EXHIBIT C  -  Trademark License
EXHIBIT D  -  Transition Agreement


                              PURCHASE AGREEMENT
                              ------------------


          PURCHASE AGREEMENT, dated as of October 4, 1994, by and among Seller, Parent and Buyers.

          WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, the Business as a going concern, including, without limitation, (i) certain assets and liabilities of MDC, (ii) certain assets and liabilities of the Other Divisions, and (iii) the Shares, all as more fully described below.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

          Section 1.1  Purchase and Sale.

          (a) Subject to paragraphs (d) and (e) of this Section 1.1 and to the other terms and conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver or cause to be sold, conveyed, assigned, transferred and delivered to the respective Buyers, and Buyers will purchase, acquire and accept from Seller, all of Seller's rights, title and interests in and to the respective Assets, as more particularly set forth on Section 1.1(a) of the Disclosure Schedule, free and clear of all Liens, other than Permitted Liens, including, without limitation, the following:

               (i)  the Property;

               (ii) all Leases and all contracts, commitments or other agreements relating thereto, which relate to the Business;

               (iii)  all rights of Seller relating to LEXIS/NEXIS;

               (iv) all rights of Seller relating to all Proprietary Software, Non-Proprietary Software, Online systems, telecommunication systems and other systems and services (and the components thereof), in addition to LEXIS/NEXIS, relating to or used primarily in the Business, and any documentation and resource material relating thereto;

               (v) all raw materials, work-in-process, finished goods, supplies and other inventories and fixtures which relate to the Business and the leasehold improvements, plant and equipment located on any of the properties referred to in subparagraphs (i) or, to the extent owned by Seller or any of the Companies, (ii) of this Section 1.1(a);

               (vi) all rights of Seller in items of computer hardware utilized in connection with the Business which, pursuant to the terms of various contracts, are located at the business locations of the other parties to such contracts;

               (vii) all rights in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders and other agreements which relate primarily to the Business, including the Material Agreements;

               (viii)  the Shares;

               (ix)  the Star Data Shares;

               (x)  all customer lists of whatever nature of the Business;

               (xi) all accounts and other receivables and prepaid expenses of the Business;

               (xii) subject to Section 2.1 hereof, the Intellectual Property, including all such trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents, registrations and applications for the foregoing, trade secrets, know-how, product configuration designs, and trade dress, and all licenses thereof, and all other intellectual property rights and other proprietary rights of the Business;

               (xiii) all permits, licenses, approvals and authorizations by governmental authorities or third parties which are used or held for use in the Business;

               (xiv)  all of the Business' books and records, as provided in
     Section 2.2 hereof;

               (xv) all other files, indices, market research studies, surveys, reports, analyses and similar information relating to or used in the Business;

               (xvi) all personal property and interests therein, including computer hardware, machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, to the extent owned by Seller or any of the Companies and primarily relating to or used in the Business, located on any of the properties referred in subparagraphs (i) or (ii) of this Section 1.1(a);

               (xvii) all petty cash located at the various locations of the Business;

               (xviii) all rights, claims, credits, causes of action or rights of set-off against third parties relating primarily to the Business or to the extent that any rights, claims, credits, causes of action or rights of set-off relate to the Assumed Liabilities;

               (xix) the goodwill of the Business in or arising from the Assets and the business represented thereby; and

               (xx)  all other assets reflected on the Final Statement.

          (b) At the Closing, Seller shall also cause Mead Realty to sell, convey, assign, transfer and deliver to Buyers, and Buyers will purchase, acquire and accept from Mead Realty, all of Mead Realty's rights, title and interests in and to the entire issued share capital of each of Reman and Derman.

          (c) Such sale, assignment, transfer and delivery of the Assets will be effected by delivery by Seller to Buyers of (i) the Bill of Sale, (ii) the Deeds, (iii) the Real Property Lease Assignments and (iv) the Other Instruments.

          (d) Notwithstanding anything contained in paragraphs (a) or (b) of this Section 1.1 to the contrary, the following assets shall be considered Excluded Assets:

               (i) The consideration delivered by Buyers pursuant to this Agreement;

               (ii) All cash, cash equivalents and securities (other than petty cash balances at the various locations of the Business, the Shares and any securities of any other entity comprising the Business);

               (iii) As more fully provided in Section 6.6 hereof, all tax refunds (including any interest thereon) and all tax credits and deductions attributable to the Business for the period prior to and including the Closing Date;

               (iv) All insurance policies and all refunds, rights and claims thereunder (other than any rights or claims relating to the use or operation of the Assets prior to the Closing Date);

               (v) Subject to Section 2.4 hereof, all intercompany account balances between Seller and its affiliates (other than MDC, the Other Divisions and the Companies), on the one hand, and MDC, the Other Divisions and the Companies, on the other hand;

               (vi) Except as specifically provided in Section 2.1 hereof, Seller's Mead Trademarks and Logos;

               (vii) Certain land adjacent to the main campus of MDC, as set forth in Exhibit 3.9A to Section 3.9 of the Disclosure Schedule; and

               (viii)  the issued and outstanding shares of MDC International.

          (e) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any right, title or interest in, to or under any contract, Government Contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right to any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof, or in any way adversely affect the rights of Buyers or Seller thereunder, and such consent is not obtained.

          Section 1.2 Consideration. Subject to the terms and conditions of this Agreement, Buyers will deliver or cause to be delivered to Seller at the Closing the following:

          (a)  the Purchase Price; and

          (b)  the Undertaking.

          Section 1.3 Closing. The Closing shall take place as promptly as practicable, and in any event not later than the first Friday that falls on or after the fifth business day following the satisfaction or waiver of all of the conditions to Closing set forth in Article VII hereof, at 9:00 a.m., local time, on the Closing Date, at the offices of Skadden, Arps, Slate, Meagher &

Flom, 919 Third Avenue, New York, New York, or at such other place and time as the parties may agree.

          Section 1.4 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyers (unless delivered previously, or, in the cases of the items described in paragraphs (g) and (h) of this Section 1.4, made available to Buyers at the places of business of MDC, any of the Other Divisions or any of the Companies, as the case may be) the following:

          (a)  the Deeds;

          (b)  the Real Property Lease Assignments;

          (c) stock certificates (or similar evidence of ownership) representing
(i) all of the Shares and (ii) the entire issued share capital of each of Reman and Derman, accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer which validly transfer title to such shares, free of any restrictive legends reflecting limitations on the transferability of such securities (other than as they may relate to securities laws of the United States);

          (d)  a duly executed Bill of Sale;

          (e)  the Other Instruments, if any;

          (f) the resignations of all members of the Boards of Directors of each of the Companies, except MDC International, and Mead Data Central International G.m.b.H.;

          (g) the books and records of the Business to the extent provided in
Section 2.2 hereof;

          (h) the stock books, minute books and corporate seals, if any, of each of the Companies and Mead Data Central International G.m.b.H.;

          (i) the certificate of Seller signed by an officer of Seller referred to in Section 7.3 hereof;

          (j) certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby;

          (k) certified resolutions of the Board of Directors of Mead Realty approving the transfer by Mead Realty pursuant to this Agreement of all of its rights, title and interests in and to the entire issued share capital of each of Reman and Derman;

          (l) for each of the Companies, except MDC International, duly completed Internal Revenue Service Forms 8023 (Corporate Qualified Stock Purchase Elections) which are signed by an appropriate officer of both Buyers and Seller;

          (m) an opinion of counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyers; and

          (n) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          Section 1.5 Deliveries by Buyers and Parent. At the Closing, Buyers or Parent, as the case may be, will deliver or cause to be delivered to Seller (unless previously delivered) the following:

          (a) the Purchase Price of $1,500,000,000 in cash delivered by wire transfer of immediately available funds to such bank account as shall be designated by Seller prior to the Closing;

          (b)  a duly executed Undertaking;

          (c) the certificate of Buyers signed by an officer of REI referred to in Section 7.2 hereof;

          (d) certified resolutions of the Board of Directors or equivalent governing body of Parent and each of Buyers approving the execution and delivery of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby;

          (e) for each of the Companies, except MDC International, duly completed Internal Revenue Service

Forms 8023 (Corporate Qualified Stock Purchase Elections) which are signed by an appropriate officer of both REI and Seller;

          (f) an opinion of counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller; and

          (g) all other documents, instruments and writings (including, if necessary, the Other Instruments) required to be delivered by Parent or Buyers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          Section 1.6  Post-Closing Adjustment.

          (a) As promptly as practicable, but no later than 90 days after the Closing Date, Buyers shall prepare and deliver to Seller the Statement. The process and procedures to be employed in preparing the Statement shall be the process and procedures described in Section 1.6 of the Disclosure Schedule. Deloitte & Touche will examine the Statement in accordance with generally accepted auditing standards and express its opinion that the Statement presents fairly the net tangible assets of the Business as of the Closing Date. Following the Closing, each of Buyers and Seller shall give the other party and any independent auditors of such other party access at all reasonable times to the properties, books, records and personnel of the Business relating to periods prior to the Closing Date for purposes of preparing and reviewing the Statement. Seller shall have 30 days following delivery to Seller of the Statement during which to notify Buyers of any dispute of any item contained in the Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Seller fails to notify Buyers of any such dispute within such 30-day period, the Statement shall be deemed to be the Final Statement. In the event that Seller shall so notify Buyers of any dispute, Buyers and Seller shall cooperate in good faith to resolve such dispute as promptly as possible.

          (b) If Buyers and Seller are unable to resolve any such dispute within 15 days of Seller's delivery of such notice, such dispute shall be resolved by the Independent Accounting Firm, and such determina-tion shall be final and binding on the parties. If Seller and Buyers cannot mutually agree on the identity of the Independent Accounting Firm, Seller and Buyers shall each submit to the other party's independent auditor the name of a big six accounting firm which does not at the time and has not in the prior two years provided services to Seller or Buyers or Parent any of their respective affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyers and Seller. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 30 days of submission of the Statement to it and, in any case, as promptly as practicable after such submission. The Statement, as modified by resolution of any disputes by Buyers and Seller or by the Independent Accounting Firm, shall be the Final Statement.

          (c) The Purchase Price shall be increased by the amount by which net tangible assets as set forth in the Final Statement (the "Closing Net Tangible Assets") exceeds net tangible assets as of June 30, 1994 as set forth in Section
1.6 of the Disclosure Schedule (the "June 30 NTA Amount"), and the Purchase Price shall be decreased by the amount by which the June 30 NTA Amount exceeds the Closing Net Tangible Assets. Buyers or Seller, as the case may be, shall within ten business days after delivery of the Final Statement make payment by wire transfer in immediately available funds of the amount of such difference as determined pursuant to the preceding sentence, together with interest thereon at a rate equal to the prime rate per annum on the date immediately preceding the date on which payment is to be made, as quoted by Morgan Guaranty Trust Company of New York from the Closing Date to the date of payment.

          (d) Buyers' and Seller's rights to indemnification pursuant to Article IX hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyers' or Seller's rights to a purchase price adjustment pursuant to this Section 1.6, provided that no claim for indemnification may be made with respect to any matters or categories of items relating to or reflected in the post-Closing adjustment contemplated by this
Section 1.6 to the extent the party
making such claim had been compensated for any such matter or item pursuant to the purchase price adjustment.


                                   ARTICLE II

                                RELATED MATTERS

          Section 2.1  Use of the Seller's Mead Trademarks and Logos.

          (a) Buyers hereby expressly agree and acknowledge that, subject to paragraphs (b) and (c) of this Section 2.1, Seller is not transferring or selling to Buyers, and Buyers are not purchasing or acquiring from Seller, any right, title or interest in the Seller's Mead Trademarks and Logos.

          (b) Notwithstanding paragraph (a) of this Section 2.1, on the Closing Date, Buyers and Seller will enter into a trademark license agreement, substantially in the form attached hereto as Exhibit C (the "Trademark License"). As more fully set forth in the Trademark License, Seller shall grant Buyers an exclusive, world-wide license to use (i) the MeadNet trademark and
(ii) the business name "Mead Data Central" (collectively, the "Licensed Marks"), each for a period of one year following the Closing Date in a manner consistent with the use of such Licensed Marks by Seller in connection with the Business prior to the Closing Date, such grant of rights to Buyers being subject to Buyers' obligation not to use the Licensed Marks in any manner (x) tending to degrade the quality or value of, or otherwise disparaging Seller's rights in or the public's perception of the quality associated with, any one or more of Seller's Mead Trademarks and Logos or (y) confusingly similar to any business conducted by Seller from and after the Closing Date (it being acknowledged that the use of the Licensed Marks in a manner substantially similar to the use made in connection with the operation of the Business prior to the Closing Date shall not violate any of the foregoing restrictions).

          (c) Except to the extent permitted pursuant to the Trademark License, Buyers agree that neither they nor any of their affiliates shall make any use of the Seller's Mead Trademarks and Logos from and after the

Closing Date. In addition, except as set forth in the Trademark License, as promptly as practicable but in no event later than one year following the Closing Date, Buyers shall, and shall cause their affiliates to remove, strike over or otherwise obliterate all of Seller's Mead Trademarks and Logos from all materials constituting their properties and assets, including, without limitation, any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other materials, if such materials are distributed or made available or proposed to be distributed or made available to any third parties.

          Section 2.2  Books and Records of the Business.

          (a) Seller agrees to deliver to Buyers or make available to Buyers at the places of business of MDC, any of the Other Divisions or any of the Companies, as the case may be, at or as soon as practicable after the Closing,
(i) all books and records relating to the Business to the extent such books and records relate primarily to the Business and (ii) a copy of that portion of all other books and records that relate to the Business (in the case of each of (i) and (ii) above, including, but not limited to, correspondence, memoranda, personnel and payroll records and the like). Notwithstanding the foregoing, Seller shall not be obligated to provide (i) any books and records that relate solely to or (ii) any distinct portion of any books and records which relate solely to, The Mead Corporation as a whole or any businesses of The Mead Corporation other than the Business.

          (b) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts, (i) Seller shall retain all books and records or that portion of books and records relating to the Business that are not delivered or made available to Buyers pursuant to this Agreement, and (ii) Buyers shall retain all other books and records of the Business, including, without limitation, all other such books and records of the Business (x) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date and (y) required to be retained pursuant to obligations imposed by any Government Contract, statute, rule or regulation (such books and records of the Business collectively, the "Records").

          (c) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts, (i) each of the parties shall provide to duly authorized representatives of the other party who wish to review any Records for business reasons reasonable access, during regular business hours, to (x) employees of such party who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (y) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and (ii) neither party shall dispose of or destroy any Records without written permission of the other.

          (d) If original documents are required to respond to legal process in connection with the conduct by either party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to its conduct of the Business ("Legal Proceedings"), such party, subject to applicable laws, regulations or agreements, shall be permitted to remove Records temporarily from the other party's premises, provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceedings.

          (e) If, in connection with Legal Proceedings, Buyers shall require the assistance of Seller's employees, Seller shall provide such employees to Buyers as are reasonably required by Buyers. Buyers shall pay Seller's out-of-pocket costs incurred in connection with such use of Seller's employees.

          Section 2.3 No Ongoing or Transition Services. (a) Except (i) for accounting, human resource and benefits administration, tax administration, administrative telecommunications, real estate administration, purchas-ing, electronic mail and calendaring support services presently provided (including, without limitation, general ledger, accounts payable and payroll services)(collectively, the "Services"), each of which Seller, to the extent such Services may be provided by Seller to Buyers without violation or breach of any contract or license between Seller (or any subsidiary or affiliate) and any third party (each, a "Service Contract"), shall continue to provide to Buyers at Buyers' expense (calculated based on actual cost to Seller), and otherwise on a basis consistent with past practice, through nine months after the Closing Date or, at Buyers' option, such earlier date as may be designated by Buyers for each such Service, (ii) as identified in Section 2.3 of the Disclosure Schedule and
(iii) as otherwise agreed to by Seller and Buyers, at the Closing, all data processing services, real estate and construction services activities, cash management and property and casualty insurance activities, purchasing and logistics services, corporate-wide productivity improvement programs regarding benefits administration and certain financial matters and other products or services provided (x) to MDC, any of the Other Divisions or any of the Companies by Seller or any affiliates of Seller (other than MDC, any of the Other Divisions or any of the Companies) or (y) to Seller or any affiliates of Seller (other than MDC, any of the Other Divisions or any of the Companies) by MDC, any of the Other Divisions or any of the Companies including any agreements or understandings (written or oral) with respect thereto, will terminate.

          (b) If the provision of any of the Services to Buyers would place Seller in violation or breach of any Service Contract, then Buyers and Seller will use their respective commercially reasonable efforts to obtain any consent required for Seller to provide such Services to Buyers. If after the exercise of such efforts, such consent cannot be obtained, Seller will use its commercially reasonable efforts to provide Buyers with functionally equivalent Services.

          Section 2.4  Intercompany Accounts.  Except as identified in Section
2.4 of the Disclosure Schedule or as provided elsewhere herein, on or prior to the Closing Date, all intercompany account balances between MDC, any of the Other Divisions or any of the Companies, as the case may be, on the one hand, and Seller and its affil-iates (other than MDC, any of the Other Divisions or any of the Companies), on the other hand, shall be cancelled or settled. No adjustment shall be made to the Purchase Price as a result of any such cancellation or settlement.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyers on the date hereof and as of the Closing Date as follows:

          Section 3.1 Organization. Seller is, and each of the Companies is, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate and other power and corporate authority to own, lease and operate the Business properties owned, leased and operated by it and to carry on the operations of the Business as now being conducted by it. Seller is, and each of the Companies is, duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it with respect to the Business or the nature of the business conducted by it with respect to the Business makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Seller has heretofore made available to Buyers complete and correct copies of the Articles of Incorporation and Code of Regulations or similar constituent documents, as the case may be, of each of the Companies as currently in effect.

          Section 3.2 Authorization. Seller has the corporate power and corporate authority to execute and deliver this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller, Mead Realty and MDC International, as the case may be, and no other corporate or other proceedings on the part of Seller, Mead Realty and MDC International, as the case may be, are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered, each of the Related Agreements to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and rights of acceleration and the availability of equitable remedies may be limited by equitable principle of general applicability.

          Section 3.3 Capitalization. The authorized and issued share capital of each of the Companies is set forth in Section 3.3 of the Disclosure Schedule. The Shares are legally and beneficially owned as set forth in Section 3.3 of the Disclosure Schedule. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above or in the Disclosure Schedule, there are not now, and at Closing there will not be, (a) issued or outstanding (i) any shares of capital stock or issued share capital of the Companies or (ii) any securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or issued share capital of the Companies or (b) any Liens on, or any agreements or contractual commitments (other than this Agreement) obligating Seller, or restricting Seller's rights, to transfer, sell, or vote, the Shares.

          Section 3.4  Interests in Other Entities.  Except as set forth in
Section 3.4 of the Disclosure Schedule, Seller, directly or indirectly, has no
(i) interest in the outstanding stock of any corporation or in any partnership, joint venture or other entity relating to the Business or (ii) agreement, understanding, contract or commitment relating to an interest in any such entity or Seller's investment therein. Section 3.4 of the Disclosure Schedule sets forth the authorized and issued share capital of Mead Data Central International G.m.b.H.

          Section 3.5 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, and as set forth in Section 3.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by Seller of the transactions contemplated hereby and thereby will (a) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations of Seller; (b) require on the part of Seller any material filing with, or the obtaining of any material permit, authorization, consent or approval of, any governmental or regulatory authority, except (i) such filings as may be required for the recordation of the transfer of title in and to any Intellectual Property with the appropriate agency of any foreign jurisdiction, and (ii) such consent or other action which may be required to novate, assign or transfer any Government Contract or other contract or agreement with any government or governmental authority; (c) result in a material default (or give rise to any material right of amendment, termination, cancellation or acceleration) or to a loss of any material benefit relating to the Business to which the Seller the Companies or Mead Data Central International G.m.b.H. are entitled under any of the terms, conditions or provisions of any Material Agreement or Material Lease; or (d) to the best knowledge of Seller, violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Business, the violation of which would have a Material Adverse Effect or would have a material adverse effect on the ability of Seller to consummate the transaction contemplated by this Agreement or the Related Agreements, excluding from the foregoing clauses (b), (c) and (d) such requirements, defaults, rights or violations which become applicable as a result of (i) the business or activities in which Buyers are or propose to be engaged or (ii) any acts or omissions by Buyers.

          Section 3.6 Financial Statements. (a) Section 3.6 of the Disclosure Schedule contains true and accurate copies of the Business' unaudited balance sheets as of June 30, 1994 (the "June 30, 1994 Balance Sheet"), December 31, 1992, and December 31, 1993 and related statements of earnings for the periods then ended (the "Financial Statements"). Except as set forth in Section 3.6 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied (other than for statements of cash flows and footnotes otherwise required by GAAP) and have been prepared on a basis consistent with the books and records of the Business. Except as disclosed in Section 3.6 of the Disclosure Schedule, such Financial Statements fairly present, in all material respects, the financial position and the results of operations of the Business as of the respective dates and periods thereof, subject in the case of interim financial statements to normal year-end adjustments.

          (b) The September 30, 1994 Financial Statements shall be prepared in accordance with GAAP, consistently applied (other than for statements of cash flows and the footnotes otherwise required by GAAP) and shall be prepared on a basis consistent with the books and records of the Business. Except as disclosed in Section 3.6 of the Disclosure Schedule, the September 30, 1994 Financial Statements shall fairly present in all material respects the financial position and results of operation as of and for the nine months ended September 30, 1994, subject to normal year-end adjustments.

          Section 3.7 Absence of Undisclosed Liabilities. Except for liabilities and obligations (a) incurred since June 30, 1994 in the ordinary course of business and consistent with past practice, (b) disclosed in Section
3.7 of the Disclosure Schedule, (c) provided for in the June 30, 1994 Balance Sheet and (d) other undisclosed liabilities and obligations which, individually or in the aggregate, would not have a Material Adverse Effect, the Business has no liabilities or obligations of any kind whatsoever (whether direct, indirect, accrued or contingent) and to the knowledge of Seller, there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations.

          Section 3.8 Absence of Material Adverse and Other Changes. Except as set forth in Section 3.8 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since June 30, 1994, (a) there has not been any event or occurrence which has resulted in or could reasonably be expected, in Seller's commercially reasonable judgment, to result in, a material adverse change in the business, assets, results of operations or condition

(financial or otherwise) of the Business (other than changes resulting from changes in general economic or financial conditions or changes affecting generally the publishing industry), (b) Seller has conducted the Business in the ordinary course, consistent with past practices, and there has not been (i) any increase in the compensation of or other benefits payable to any of the officers or employees of the Business, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) any incurrence, assumption or guarantee by Seller, any of the Companies or Mead Data Central International G.m.b.H. or any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business consistent with past practices; (iii) any creation or other incurrence of any Lien (other than a Permitted Lien) on any material Asset other than in the ordinary course of business consistent with past practices; (iv) any transaction or commitment made, or any contract or agreement entered into, by Seller, any of the Companies relating or Mead Data Central International G.m.b.H. to the Business or any Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller, any of the Companies or Mead Data Central G.m.b.H. of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (v) any change in any method of accounting or accounting practice by Seller or any of the Companies with respect to the Business except for any such change after the date hereof required by reason of a mandatory concurrent change in generally accepted accounting principles; (vi) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee of the Business (or any amendment to any such existing agreement) or (B) grant of any severance or termination pay to any such employee, other than in each of (A) and (B) in the ordinary course of business consistent with past practice; (vii) any material change in the methods of operation of the Business, including, without limitation, software and data maintenance and development activities, credit and collection policies and practices, advertising and promotion practices, subscription renewal practices or maintenance and repair practices; (viii) any loss or damage to the properties or assets of the Business which has resulted or is reasonably likely to result in a Material Adverse Effect; or (ix) any agreement or any commitment to take any of the actions described in this Section 3.8.

          Section 3.9 Title, Ownership and Related Matters. (a) Section 3.9 of the Disclosure Schedule lists the Property which is used in or relates to the Business or which Seller or any of the Companies has an option to purchase and which relates primarily to the Business and any title insurance policies and surveys with respect thereto and any Liens thereon.

          (b) Subject to Section 1.1(e) hereof, Seller or any of the Companies, as the case may be, has, or will as of the Closing have, and will deliver to Buyers, good and marketable, indefeasible, fee simple title to, or in the case of leased property, has, and will deliver, a valid leasehold interest in, all of the Assets, including, without limitation, the Property, in each case free and clear of all Liens, except for Permitted Liens.

          (c) There are no material defects in the physical condition of buildings, structures, and other improvements included within the Property (the "Improvements") that would materially interfere with the use or occupancy of the Improvements in the ordinary conduct of the Business. The Improvements have access to all utility services that are necessary and currently used in the conduct of the Business. Neither Seller nor any of the Companies have received notice, and have knowledge of, any pending, threatened or contemplated condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting the Property or the property leased under the Leases or any part thereof.

          (d) The Improvements currently have a dedicated access to a public road.

          (e) The Seller has not received any written notice of any violation of any law, regulation or ordinance relating to (i) the physical condition of the Improvements or (ii) the current use of the Property, except for violations which have previously been resolved or have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.10 Properties and Assets Necessary for Conduct of Business. Subject to Section 1.1(e) hereof, the Assets to be transferred to Buyers pursuant to this Agreement are all the properties and assets necessary to permit the Business to be conducted as currently conducted.

          Section 3.11 Leases. Section 3.11 of the Disclosure Schedule lists, as of the date hereof, all Leases, the name of the lessor or sublessor, the primary lease term and any title insurance policies with respect thereto and any Liens thereon. True and complete copies of the Leases and all written amendments and agreements relating thereto have been made available to Buyers. Except as set forth in Section 3.9 of the Disclosure Schedule, Seller has a valid leasehold interest in the Leases free and clear of all Liens, other than Permitted Liens. Neither Seller nor any of the Companies has received written notice of default from the landlord under any of the Leases except as Seller may otherwise disclose to Buyers prior to Closing. Seller is not in default in the payment of any basic rent under any of the Leases and to Seller's knowledge, there are no material defaults thereunder.

          Section 3.12  Intellectual Property.

          (a) Section 3.12(a) of the Disclosure Schedule describes (i) all domestic and foreign registered trademarks, registered copyrights and patents, and applications for registration of any of the foregoing and (ii) all material trade names, service marks, service names, logos and assumed names which are both owned by Seller or any of the Companies, as the case may be, and used in the operation of the Business as currently conducted. All rights of Seller or any of the Companies in and to the Proprietary Software, unregistered copyrights, trade secrets, know-how, product configuration designs and trade dress which are both owned by Seller or any of the Companies, as the case may be, and primarily used in and material for the operation of the Business as currently conducted (collectively, the "Unregistered Intellectual Property"), which together with the items set forth on Section 3.12(a) of the Disclosure Schedule, con-stitute and shall be referred to herein as the "Intellectual Property." Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the best knowledge of Seller, all registered Intellectual Property has been validly issued or registered and is subsisting. Seller's and any of the Companies' rights in and to the Unregistered Intellectual Property used in and material to the conduct of the Business as currently conducted, to the extent protectible under applicable law, have not been invalidated or committed to the public domain by any action of Seller or any of the Companies. Notwithstanding the foregoing, Section 3.12(a)(III)(B) of the Disclosure Schedule, setting forth the copyright registrations and applications for registration owned by Seller and currently recorded in the name of The Michie Company, a division of Seller, includes: (x) only those copyrights registered or renewed on or after January 1, 1964; and (y) certain copyright registrations for printed material no longer published by The Michie Company, a division of Seller, which have been assigned back to the original authors and which, in the aggregate, are not material to the Business. Except as set forth in Section 3.14 of the Disclosure Schedule, there are no pending or threatened claims of which Seller has, or, to the actual knowledge of Seller, any of the Companies have, been given written notice by any person challenging Seller's or any of the Companies', as the case may be, ownership and use in the Business of the Intellectual Property owned by Seller or such Company, as the case may be.

          (b) Seller has, or any of the Companies have, as the case may be, ownership of or such rights by license, lease or other agreement in and to the Intellectual Property as are necessary to conduct the operations of the Business as currently conducted, except as set forth in Sections 3.12(a) and (b) of the Disclosure Schedule or otherwise where the failure to have such ownership or right would not have a Material Adverse Effect.

          (c) The Unregistered Intellectual Property as used in the operation of the Business as currently conducted does not violate any proprietary right of any third party, except as set forth in Section 3.14 of the Disclosure Schedule or otherwise where such violation would not have a Material Adverse Effect.

          (d) To the best of Seller's knowledge, the components of each of the Databases used in and material to the conduct of the Business as currently conducted (including, without limitation, case law, statutes, articles, and other materials) contained therein are: (i) proprietary to Seller or any of the Companies, or (ii) currently in the public domain or otherwise available to Seller or any of the Companies for inclusion in such Databases without the approval or consent of any third party, or (iii) included in the Databases with the approval or consent of a third party which has represented itself as either the holder of or otherwise authorized to grant such approval or consent.

          Section 3.13 Non-Proprietary Computer Software. Section 3.13 of the Disclosure Schedule sets forth the Non-Proprietary Software primarily used in and material to the operation of the Business as currently conducted. Seller has, or any of the Companies have, as the case may be, such rights by license, lease or other agreement to such Non-Proprietary Software as are necessary to permit the operation of the Business as currently conducted, except as set forth in Section 3.13 of the Disclosure Schedule or otherwise where the failure to have such right, in the aggregate, would not have a Material Adverse Effect.

          Section 3.14 Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no claim, action or proceeding pending or, to the best knowledge of Seller, threatened against Seller or against any of the Companies, as the case may be, with respect to the Business or its operations by or before any court, governmental or regulatory authority which would reasonably be expected to have a Material Adverse Effect or with respect to claims, actions or proceedings, pending, as of the date hereof, which challenges the validity of this Agreement or any Related Agreements or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated hereby or thereby.

          Section 3.15 Compliance with Applicable Law. Seller and the Companies are not in violation of, or to the best of Seller's knowledge, are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation of, any applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business or its operations, except for such violations, if any, which, in the aggregate, have not had and would not have a Material Adverse Effect.

          Section 3.16 Certain Contracts and Arrangements. Sections 2.3, 3.4, 3.16(a) and 3.16(b) of the Disclosure Schedule lists all of the Material Agreements. Except as set forth in Section 3.16(c) of the Disclosure Schedule, all Material Agreements are valid, binding and enforceable in accordance with their terms and none of Seller, MDC, the Other Divisions or the Companies nor, to the best knowledge of Seller, any other party thereto, is in default under any of such agreements, nor, to the best knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by Seller, MDC, the Other Divisions or the Companies or any other party thereto other than with respect to any of the foregoing such defaults, if any, which would not, in the aggregate, have a Material Adverse Effect.

          Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list of all policies and fidelity bonds (including their respective expiration dates) of fire, liability, product liability, worker's compensation, and other forms of insurance presently in effect with respect to the Business and its operations. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller and the Companies have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1991 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. All such insurance coverage will cease as to the Business upon Closing.

          Section 3.18  Employee Benefit Plans; ERISA.

          (a) No "employee pension benefit plan" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and including any plan described in Section 4(b)(4) of ERISA) (sometimes referred to herein as a "Pension Plan") that Seller, any of the Companies or any of the Other Divisions maintains, or to which Seller, any of the Companies or any of the Other Divisions is obligated to contribute had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in section 4001(a)(18) of ERISA), based on reasonable actuarial assumptions utilized by Seller. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in section 302 of ERISA or section 412 of the Code), whether or not waived. No Pension Plan to which Seller, any of the Companies or any of the Other Divisions is obligated to contribute with respect to any current or former employee of the Business is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          (b) Each "employee welfare benefit plan" (as defined in section 3(1) of ERISA (sometimes referred to herein as "Welfare Plan")) that Seller, any of the Companies or any of the Other Divisions maintains and that is a "group health plan," as such term is defined in section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of section 4980B(f) of the Code.

          (c) Other than claims for benefits arising in the ordinary course of the administration and operation of the Pension Plans and Welfare Plans, no claims, investigations or arbitrations are pending by or with respect to any current or former employees of the Business against any Pension Plan or Welfare Plan or against Seller, any of the Companies, any of the Other Divisions, any trust or arrangement created under or as part of any Pension Plan or Welfare Plan, or any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Pension Plan or Welfare Plan.

          (d) Section 3.18 of the Disclosure Schedule sets forth a true and complete list of (a) the names, titles, targeted aggregate annual salaries and other cash compensation for the calendar year ending December 31, 1994, of each employee of the Business whose total compensation exceeds $100,000 per annum and (b) the wage rates for non-salaried employees of the Business (by classification).

          Section 3.19 Taxes. (a) Except as set forth in Sections 3.7 and 3.19 of the Disclosure Schedule, the Companies have (i) timely filed with the appropriate taxing authorities all material Tax Returns required to be filed (and will file all such Tax Returns required to be filed through the Closing
Date) and such Tax Returns are true, correct and complete in all material respects; (ii) paid or made adequate provision in accordance with GAAP for the payment of all Taxes shown to be due on such filed Tax Returns, and (iii) none of the Companies is delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return; (iv) there are no outstanding requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Companies (or relating to any of the Assets or the Business) and any Taxing authority; (v) none of the Companies (nor any member of any affiliated, consolidated, combined or unitary group of which any Company is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Tax Returns, which period (after giving effect to such extension or waiver) has not expired; (vi) none of the Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent; (vii) none of the Companies, MDC or the Other Divisions, are currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Taxes"; (viii) all information set forth in Section 3.7 of the Disclosure Schedule relating to Taxes is true and complete; and (ix) Seller and the Companies have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for income and other material Taxes of any of the Companies which have not been fully paid or finally settled. There are no Liens with respect to Taxes upon any of the properties or assets of the Business other than Liens for Taxes not yet due and payable or that are being contested in good faith.

          (b) Seller shall include each of the Companies in the consolidated federal income Tax Return and all similar and corresponding state Tax Returns in any state such Tax Returns are filed through the close of business on the Closing Date.

          Section 3.20  Environmental Matters.  Except as set forth in Section
3.20 of the Disclosure Schedule:

               (a) (i) With respect to the Business, Seller and each of the Companies hold, and are in substantial compliance with, all Environmental Permits, and with all applicable Environmental Laws, except where the failure to hold such permits or to be in compliance would not have a Material Adverse Effect.

               (ii) As it relates to the Business, neither Seller nor any of the Companies has received any written request for information, or has been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state law with respect to any on-site or off-site location.

               (iii) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review (collectively, "Environmental Notices") is pending, or to Seller's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation with respect to the Business by Seller or any of the Companies of any Environmental Law or liability thereunder or
     (B) alleged failure with respect to the Business by the Seller or any of the Companies to have any Environmental Permit, except, in each case, for Environmental Notices which would not have a Material Adverse Effect.

               (iv) With respect to the Business, to Seller's knowledge, there have been no discharges, emissions or releases of Hazardous

     Substances which are or were reportable under Environmental Laws, other than such discharges, emissions or releases which would not have a Material Adverse Effect.

          (b) There has been no material environmental investigation, study, audit, test, review or other analysis (including all Phase I environmental assessments) conducted of which Seller has knowledge in relation to the Business or any Property or Lease which has not been delivered to Buyers prior to the date hereof. Except as set forth in Section 3.20 of the Disclosure Schedule, neither Seller nor any of the Companies is subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Law.

          Section 3.21 Certain Fees. Except in connection with the retention of Goldman, Sachs & Co. (whose fees shall be the sole responsibility of Seller),
(i) Seller has not employed any financial advisor or finder and (ii) neither Seller nor the Business has incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

          Section 3.22 Receivables. All accounts, notes receivable and other receivables (other than receivables collected since June 30, 1994) reflected on the June 30, 1994 Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible (assuming no significant changes are made following the Closing in the Business' collection practices and procedures) in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the June 30, 1994 Balance Sheet or established thereafter in the ordinary course of business and consistent with past practice, and such accounts, notes receivable and other receivables have or will have arisen out of the conduct of the Business.

          Section 3.23 Projections. The financial projections for the fiscal year ending December 31, 1994, relating to the Business delivered to Buyers constitute Seller's reasonable good faith estimate in the aggregate of the projections purported to be shown therein as of the date thereof.

          Section 3.24 Name Holding Subsidiaries. Michie, Nexis, Inc. and Lexis, Inc. have not engaged in any business activities since their respective formation, except that Lexis, Inc. has acted and continues to act as the registered agent for Lexis Document Services.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

          Parent and Buyers jointly and severally represent and warrant to Seller on the date hereof and as of the Closing Date as follows:

          Section 4.1  Organization and Authority of Buyers.

          (a) Parent and each of the Buyers are a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent and each of Buyers has heretofore delivered to Seller complete and correct copies of its respective certificate of incorporation and by-laws (or similar organizational documents) as currently in effect.

          (b) Parent and each of Buyers has the corporate power and corporate authority to execute and deliver this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors (or equivalent governing body) of Parent and each of Buyers and no other corporate proceedings on the part of either of Parent or Buyers are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions so contemplated hereby or thereby, except for notification to the shareholders of Parent's shareholders. This Agreement has been duly executed and delivered by Parent and each of Buyers and constitutes, and when executed and delivered each of the Related Agreements to be executed and delivered by Parent and each of Buyers pursuant hereto will constitute, a valid and binding obligation of Parent and each of Buyers, enforceable against Parent and each of Buyers in accordance with its terms, except as the enforceability thereof may be limit-ed by bankruptcy, insolvency or similar laws affecting creditors' rights generally and rights of acceleration and the availability of equitable remedies may be limited by equitable principle of general applicability.

          Section 4.2 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act and as set forth in Section 4.2 of the Buyers' Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by Parent or any of Buyers of the transactions contemplated hereby and thereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Parent or any of Buyers; (b) require on the part of Parent or any of Buyers any material filing with, or the obtaining of any material permit, authorization, license, consent or approval of, any governmental or regulatory authority, whether within or outside the United States, or of any third party; (c) result in a material default (or give rise to any material right of amendment, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Parent or any of Buyers are a party or by which Parent or any of Buyers or any of the assets of Parent or any of Buyers may be bound or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Parent or any of Buyers, excluding from the foregoing clauses (b), (c) and (d) such requirements, defaults, rights or violations which become applicable as a result of any acts or omissions by Seller.

          Section 4.3 Financing. Buyers will have at the Closing sufficient immediately available funds, in cash to effect the transactions contemplated hereby and thereby, and to provide Buyers with adequate working capital to operate the Business.

          Section 4.4 Litigation. There is no claim, action or proceeding pending or, to the best knowledge of Parent or any of Buyers, threatened against either of Parent or any of Buyers which challenges the validity of this Agreement or the Related Agreements, or the ability of Parent or any of Buyers to consummate the transactions contemplated hereby and thereby, by or before any court, governmental or regulatory authority.

          Section 4.5 Certain Fees. Except in connection with the retention of Salomon Brothers Inc (whose fees shall be the responsibility of Buyers), none of Parent, Buyers or their respective affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.


                                   ARTICLE V

                                   COVENANTS

          Section 5.1 Conduct of the Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as (i) otherwise contemplated by this Agreement (including, without limitation, transfers of Excluded Assets from the Companies to Seller), (ii) set forth in Section 5.1 of the Disclosure Schedule or (iii) consented to by Buyers in writing:

          (a) Seller shall cause the business operations of the Business to be conducted in the ordinary course consistent with past practice and use its best efforts to preserve intact the Business' organization in all material respects; and

          (b) Seller shall not (i) sell or dispose of any of the properties or assets of the Business, except in the ordinary course of business consistent with past practices; (ii) except as may be required by existing contracts, make any loans, advances (other than advances in the ordinary course of business and consistent with past practice of the Business) or capital contributions to, or investments in, any other person on behalf of the Business; or (iii) take or omit to take any action out of the ordinary course of business consistent with past practice if such action or omission would have the effect of increasing the Tax liability or reducing the Tax Assets of any of the Companies, the Buyers, or any of Buyers' affiliates.

          Except as otherwise contemplated by this Agreement, Seller will not
(i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action neces-sary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          Section 5.2  Access to Information.

          (a)  Between the date of this Agreement and the Closing, Seller shall
(i) give to Parent and Buyers and their respective authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Business; (ii) permit Parent and Buyers to make such inspections thereof as Parent and Buyers may reasonably request and (iii) cause the officers of MDC, any of the Other Divisions or any of the Companies, as the case may be, to furnish each of Parent and Buyers with such financial and operating data and other information with respect to the business and properties of the Business as Parent and Buyers may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of Seller's personnel and in such a manner as to not interfere with the business operations of the Business.

          (b) Seller will provide Parent and Buyers and their respective authorized representatives reasonable access to all its books, records, offices and properties relating solely to the Business and will fully cooperate with and provide assistance to Buyers and Deloitte Touche in order to permit them to prepare audited financial statements for the business for the four years ending December 31, 1994 and an offering circular to be distributed to the shareholders of Reed International plc, an English public limited company and a shareholder of Parent. Seller agrees to waive any conflict of interest it may have in connection with the preparation of such financial statements.

          (c) All information concerning Seller or the Business furnished or provided by Seller, MDC, any of the Other Divisions or any of the Companies or their affiliates to either of Parent or Buyers or its respective representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its affiliates shall have any obligation to make available or provide to Parent or Buyers or their representatives a copy of any consolidated, combined or unitary Tax Return filed by Seller or any of its affiliates or any related materials, except to the extent it relates solely to any of the Companies.

          Section 5.3  Regulatory Compliance.

          (a) The parties hereto shall make all necessary filings, as promptly as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, applicable U.S. or foreign antitrust laws and applicable state laws, in order to facilitate prompt consummation of the transactions contemplated hereby and by the Related Agreements. In addition, each of Buyers and Seller will use its best efforts (including, without limitation, payment of any required fees), and will cooperate fully with the other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and the Related Agreements and (ii) obtain promptly all approvals, permits, orders or other consents of any applicable governmental authorities necessary for the consummation of the transactions contemplated by this Agreement and the Related Agreements. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

          (b) Subject to the Confidentiality Agreement, each of Seller and Buyers will coordinate and cooperate fully with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other regulatory approvals and consents. Each of Seller and Buyers agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, Seller will provide Buyers, and Buyers will provide Seller, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          Section 5.4  Consents; Assignments.

          (a) Buyers and Seller will use their respective best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Assets, including, without limitation, all bids, quotations and proposals which have been made by Seller which are outstanding as of the Closing Date; provided, however, that except as provided in paragraph (b) below and for filing and other administrative charges, neither Seller nor Buyers shall be obligated to pay any consideration therefor to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that Buyers and Seller are unable to obtain any such required consent, approval or amendment, or if any attempted assignment or novation would be ineffective or would adversely affect the rights of Seller with respect to any Asset so that Buyers would not in fact receive all the rights with respect to such Asset, Seller and Buyers will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which Buyers would, to the extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyers, or under which Seller would enforce for the benefit of Buyers, with Buyers assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller shall, without further consideration therefor, pay and remit to Buyers promptly all monies, rights and other considerations received in respect of Buyers' performance of such obligations. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all its rights and obligations thereunder to Buyers without payment of further consideration and Buyers shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all liability hereunder.

          (b) Each of Seller on the first part and Buyers on the second part shall pay 50% of the costs, transfer fees, expenses, losses and damages ("Consent Costs") associated with any payment (including, without limitation, any increase in royalty payments), loss of exclusivity or other adverse change in the rights or benefits of the Business arising out of or incurred in connection with obtaining any consent, approval or amendment to the assignment of the agreements listed in Section 5.4(b) of the Disclosure Schedule. If the Consent Cost for any such consent, approval or amendment includes items other than an immediate cash payment, the liquidated present value of such Consent Cost shall be determined by Buyers and Seller. If Buyers and Seller are unable to agree within ten (10) business days upon the amount of such Consent Cost, then either party may refer such matter to the Consent Valuer, who shall act as an expert and not as an arbitrator, who shall have no liability to either party for its actions hereunder absent fraud, bad faith or gross negligence, and whose decisions shall be binding and conclusive on the parties hereto absent fraud or manifest error. The fees and expenses of the Consent Valuer shall be paid by Buyers and Seller in equal shares, and Buyers and Seller jointly shall indemnify and hold harmless the Consent Valuer in respect of any claim made against the Consent Valuer arising out of the performance of its obligations hereunder, unless the Consent Valuer shall be found liable in respect of such claim by reason of its fraud, bad faith or gross negligence. The "Consent Valuer" means an internationally recognized investment bank experienced in the valuation of the matters involved in the relevant Consent Cost selected by the party referring any matter to the Consent Valuer and who shall be reasonably acceptable to the other party. Notwithstanding the foregoing, in no event shall Seller pay Consent Costs in excess of $10 million in the aggregate.

          Section 5.5 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby and (ii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement and the Related Agreements.

          Section 5.6  Government Contracts.

          (a) Until any Novation Agreements (as defined below) legally required with respect to any Government Contracts have been executed and delivered, Buyers and Seller shall enter into one or more agreements, in form and substance substantially identical to the form attached hereto as Exhibit D, pursuant to which Buyers shall perform or discharge on behalf of Seller all of the liabilities, responsibilities and obligations of Seller under the Government Contracts, and Buyers shall perform or discharge all of such liabilities, responsibilities and obligations and shall indemnify Seller for all losses, costs and fees charged to Seller arising out of such performance by Buyers.

          (b) Seller and Buyers shall notify Seller's Government Contract customers that Seller's obligations under its Government Contracts will, after the Closing Date, be performed by Buyers and shall seek Government consent, where required, as soon after the date hereof as may be practicable to permit Buyers to so act. Seller and Buyers shall assist and cooperate with each other and use their best reasonable efforts to obtain (i) novation agreements to the extent required by law or regulation with respect to each of the Government Contracts ("Novation Agreements") as soon as reasonably possible, (ii) any security clearances or permits required to operate any facility or conduct any portion of the Business and (iii) all other consents, approvals, novations and waivers necessary to convey to Buyers any of the other Government Contracts that are not expressly required by law or by contract to be obtained prior to Closing (all Novation Agreements and other consents, approvals, novations and waivers described in (i), (ii) and (iii) above are hereinafter collectively referred to as "Post-Closing Government Contract Consents"); provided, however, that Seller shall not be obligated to pay any consideration therefor to the parties from whom the Post-Closing Government Contract Consents are requested. Seller and Buyers shall at the time of execution and delivery of Novation Agreements enter into any amendments to this Agreement made necessary by the Novation Agreements to effect the intentions of this Agreement.

          (c) The failure of Seller or Buyers to obtain any Post-Closing Government Contract Consents that may be necessary pursuant to this Section 5.6 shall not give rise to any right of termination or rescission or any claim for damages or reduction of the Purchase Price by Parent or Buyers against Seller.

          Section 5.7 Seller's Guarantees. Buyers shall cooperate with Seller, both before and after the Closing Date, by taking, and after Closing, by causing the appropriate entity to take, all actions Seller shall reasonably request to effect the termination of any guarantee by Seller or any obligation or liability of the Business.

          Section 5.8 Public Announcements. Except as the parties shall mutually agree, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the Related Agreements and the transactions contemplated hereby and thereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held, exchange-listed company (including any requirements of the New York, London or Amsterdam stock exchanges), in which case the language of any such report, statement or press release shall, to the extent practicable, be mutually agreed to by the parties. Without limiting the foregoing, and notwithstanding the terms of the Confidentiality Agreement, Buyers may make an announcement describing the unaudited results of operations (including, without limitation calculations of earnings before interest and taxes) of the Business for the nine months ending September 30, 1994 as set forth in the September 30, 1994 Financial Statements.

          Section 5.9  Intentionally Omitted.

          Section 5.10 Exercise of Options. (a) Promptly after Closing, Buyers will use commercially reasonable efforts to terminate the obligations of Mead with respect to (i) that certain sublease between Tyris Leasing Corp., as lessor, and Seller, as lessee, dated as of January 3, 1983 (the "Tyris Sublease") and (ii) that certain sublease between Hollander Leasing Corp., as lessor, and Seller, as lessee, dated as of January 3, 1983 (the "Hollander Sublease"). In the event that such termination does not occur, Buyers shall not exercise any purchase option, any right of first refusal or any renewal right under either the Tyris Sublease or the Hollander

Sublease until such termination occurs, unless Buyers can provide to Seller adequate assurance of performance at the sole expense of Buyers or discharge of Seller of any obligations thereunder.

          (b) Seller shall extinguish any approval rights or rights of first refusal contained in that certain deed from Seller to MDC dated June 27, 1989 filed for record as Deed No. 89-453 B04 of the Montgomery County records.
Seller shall execute an affidavit stating that Seller is in compliance with all restrictions contained in such deed. Seller agrees that the restriction in such deed regarding office use shall be applicable to the Excluded Asset described in
Section 1.1(d)(vii).

          (c) Seller shall obtain a waiver of the Notice of Repurchase Rights, dated March 25, 1994, pursuant to that certain Contract of Sale dated March 25, 1994, between BAT INVESTMENTS, L.L.C., a Utah limited liability company and TBC REALTY II CORPORATION, a Texas corporation (Said Notice recorded March 11, 1994, as Entry No. 25164, in Book 3402, at Page 411, Utah County Recorder's Office) so that Seller may convey the real property located at 5072 North 300 West Provo, Utah to the Buyer as contemplated herein.

          Section 5.11  Employees; Employee Benefits.

          (a) As of the Closing, Buyers shall offer to continue the employment, effective the day after the Closing Date, of each person who is an active employee of the Business on the Closing Date in a position that is substantially similar to that held with the Business as of the Closing Date, at a salary (and with sales commission opportunities, where applicable) substantially equivalent to that provided as of such date. In the case of the United States of America, the employing entity shall be REI. For purposes of this Section 5.11, the term "active employee" shall mean any person who as of the Closing is employed by Seller including any person who is on short-term disability leave, family leave, authorized leave of absence, military service or lay-off (with recall rights), but shall exclude any person (i) who is on unauthorized leave of absence as of the Closing, (ii) who has terminated his or her employment, retired, or died on or before the Closing, and (iii) who is on long-term disability leave as of the Closing. Any active employee who after the Closing accepts Buyers' offer of employment under the first sentence of this Section 5.11(a) shall be referred to herein as an "Affected Employee" and shall be treated as having been an Affected Employee as of the day following the Closing Date, provided that in the event that any person who is on long-term disability leave on the Closing Date recovers from long-term disability within 6 months after the Closing Date, Buyers shall, promptly after receiving notice of recovery, offer employment to such person and such person shall be treated as Affected Employee upon acceptance of employment.

          (b) On and for a period of one year after the Closing Date, REI shall maintain, for the benefit of all Affected Employees who are participants in Seller's plan(s) on the Closing Date and their dependents, a group health plan that either (i) provides coverage under the same terms and conditions as were applicable to the Affected Employees immediately before the Closing Date or (ii) satisfies the requirements of section 4980B(f)(2)(B)(iv) of the Code. REI or its affiliates, as the case may be, shall cause any waiting period, pre-existing condition exclusion, or evidence-of-insurability requirement under any plan, program or arrangement maintained or contributed to by REI and providing health, life insurance or disability coverage to be waived with respect to any Affected Employee who accepts employment with REI.

               (c) (i) Seller shall retain and be solely responsible for any and all liabilities and claims relating to severance or retention obligations in connection with employees of the Business existing on the Closing Date, including, without limitation, all arrangements described in
     Section 3.8(b)(8) and (9) of the Disclosure Schedule and all items described in the Retention Agreements referred to therein (all such arrangements and agreement collectively referred to as "Seller Severance Plans"), except as otherwise set forth in Section 5.11(c)(ii)-(v) hereof.

               (ii) Affected Employees shall not be entitled to participate in any severance benefit policy of REI until immediately after the six month anniversary of the Closing Date, at which time Affected Employees then employed by REI shall become eligible to participate in the applicable REI severance policy. With respect to any Affected Employee whose employment with REI is terminated by REI prior to the six month anniversary of the Closing Date other than for cause and under circumstances that entitle such Affected Employee to receive severance and other benefits under the Seller Severance Plans, Buyers shall reimburse Seller for the direct out-of-pocket costs of severance and other benefits paid or provided to such Affected Employee in connection with such termination. In addition, Buyer shall reimburse Seller to the direct out-of-pocket cost of retention obligations paid or provided under the Retention Agreements.

               (iii) Affected Employees who terminate employment with REI after the six month anniversary of the Closing Date shall be entitled to participate in the applicable REI severance policy; provided, however, that
     (A) each such Affected Employee shall be given credit for his or her six months of service with REI prior to participation in the applicable REI severance policy as well as for his or her years of credited service prior to the Closing Date to the same extent recognized for purposes of the Seller Severance Plan prior to the Closing Date and (B) any severance benefits payable to any such Affected Employee under the terms of the applicable REI severance policy will be offset by any amount received, or claimed due, by such Affected Employee, however characterized, from the Seller as severance compensation for the termination of employment with respect to any period in which the Affected Employee's service is credited for purposes of the applicable Buyers severance policy; provided, however, Seller shall only be liable to Affected Employees who are eligible under Seller Severance Plans at the time of such termination of employment.

               (iv) Seller shall be solely responsible for any withholding taxes and any reporting obligations with respect to or arising under any federal, state or local law arising in connection with the payment by Seller of any severance benefits under or in connection with any Seller Severance Plans. Buyers shall reimburse Seller for the amount of all employment or payroll taxes imposed on Seller with respect to the payment by Seller of any severance benefits with respect to which Buyers have a reimbursement obligation to Seller hereunder.

               (v) With respect to Employees located outside the United States of America, the applicable employers shall be the Buyers purchasing the tangible Assets located in that jurisdiction and the terms of employment for such non-U.S. Employees shall be modified as appropriate to reflect local law and practice and such Employees' current terms of employment.

               (vi) Buyers shall be responsible for all notices, payments, fines or assessments due to any government authority or employees pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of Affected Employees, provided with respect to the Worker Adjustment and Retraining Notification Act the Seller shall be responsible for such notices, payment fines or assessments due as a result of discharge or layoff of Employees prior to the Closing Date.

               (vii) Seller and Buyers shall cooperate in carrying out their respective obligations under this Section 5.11(c).

          (d) The benefits of (i) the Employees in Seller's Salaried Retirement Plan and Seller's Savings Plan for Salaried and Certain Non-Bargaining Hourly Employees (which are the only qualified retirement plans relating to the Employees) and (ii) the Employees under the Mead Data Central International Retirement Plan for UK Employees and The Mead Data Central International Canadian Pension Plan (which are the only foreign retirement plans relating to the Affected Employees) shall not be transferred to tax qualified plans and trusts maintained or to be established by Buyers. Seller shall retain all (and Buyers do not assume any) liability with respect to benefits payable to any Employees from such plans. Seller shall vest all accrued benefits of employees of the Business with respect to benefits under such plans. The benefits of the Employees in Seller's plans shall be paid to the Employees according to the terms of such plans.

          (e) Seller shall be responsible for the administration and payment of all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Employees pending as of the Closing Date, or made after the Closing Date but relating to events occurring before the Closing Date. Buyers shall have responsibility for and shall indemnify and hold harmless Seller from and against any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees made after the Closing Date and relating to events occurring on or after the Closing Date. Buyers shall notify Seller within 30 days of Buyers' becoming aware of any activity, including, but not limited to, any applications for benefits of any kind, including new injuries or occupational diseases, pertaining to any employee listed on Section 5.11(f) of the Disclosure Schedule.

          Section 5.12 Allocation of Purchase Price. Buyers shall prepare, and Buyers and Seller shall agree to, the allocation of the Purchase Price and the Assumed Liabilities (other than contingent liabilities and the liability with respect to the Prepaid Subscriptions, which shall be treated in the manner provided in Section 6.10 hereof) among the Assets (other than the accounts receivable treated as transferred in the manner provided in Section 6.10 hereof) to be purchased hereunder which allocation shall be reflected on Section 5.12 of the Disclosure Schedule hereto and which shall be finalized as of the Closing Date but shall be adjusted to take account of any post-closing purchase price adjustments (the "Allocation"). The Allocation shall be made in accordance with section 1060 of the Code and applicable Treasury regulations. Each of Seller and Buyers shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

          Section 5.13  Guaranty.   Notwithstanding any other provision of this
Agreement, Parent (as a primary obligor and not as a surety) unilaterally, unconditionally and irrevocably guarantees to Seller the full and timely performance by Buyers (or with regard to Section 5.15, any other entity nominated by Buyers as contemplated therein) of all obligations of Buyers under this Agreement, the Undertaking and the other Related Agreements and the Other Instruments (including any amendment hereto or thereto), including, without limitation, all obligations for the payment of all damages (including, without limitation, Seller Damages), costs and expenses which may become payable in accordance herewith or therewith. Parent unconditionally waives any and all notices of any nature in connection with its guaranty obligations pursuant to this Section 5.13 and also unconditionally waives any and all rights it might otherwise have to require that Seller first make a demand or institute a proceeding against Buyers or any other person, entity or enterprise, or to resort to any security or other guaranty, as conditions to the obligations of Parent under this Section 5.13.

          Section 5.14 Noncompetition. (a) Seller agrees that for a period of five full years from the Closing Date, neither it nor any of its affiliates shall:

               (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association (other than through the ownership of not more than 5% of the outstanding voting securities of any publicly-traded entity), in any business that competes with the Business as it exists on the Closing Date in any jurisdiction where the Business is conducted or advertised on the Closing Date; or

               (ii) affirmatively solicit, other than through a general solicitation, the employment of any Affected Employee.

          (b) If any provisions contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyers would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyers for any such breach. Seller agrees that Buyers shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry of an order thereof.

          Section 5.15 Foreign Assets. Seller shall, and shall cause its subsidiaries that are engaged in activities connected with the business in Canada and any other country other than the United States of America, to enter into agreements with the Buyers indicated in Section 1.1(a) of the Disclosure Schedule or other entities nominated by them providing for the transfer of such activities connected with the Business and the Assets and employees used in such activities to such Buyers or their nominees for no additional consideration, other than the assumption of related liabilities; provided, however, for purposes of the representations and warranties set forth in Article III and all provisions related thereto, the acquisition of the Assets contemplated by this
Section 5.15 shall be treated as if Seller had transferred the shares of MDC International to Buyers rather than selling the Assets as contemplated in this
Section 5.15; provided, further, that Buyers shall reimburse Seller with respect to any additional costs or liabilities other than income tax incurred by Seller above the costs or liabilities which Seller would have incurred had the shares of MDC International been transferred to a Buyer rather than its Assets as contemplated in this Section 5.15.

          Section 5.16 Cash. Seller agrees that it will, and will cause the Companies to, give irrevocable instructions to all banks maintaining accounts for the Business that all cash in any such accounts shall be transferred automatically by the close of business on the first day after the Closing Date and at the close of business of each banking day following the Closing Date to an account designated by Buyer.

          Section 5.17 Financial Statements. As promptly as practicable but no later than 45 days after the date hereof, Seller shall deliver to Buyers the Business' unaudited balance sheet as of September 30, 1994 and related statements of earnings and statements of cash flows for the period then ended (the "September 30, 1994 Financial Statements").

          Section 5.18  Proprietary Software.  Except as set forth in Section
5.18 of the Disclosure Schedule, after the Closing, Seller shall not retain or use, directly or indirectly, any copies or other tangible embodiments of the Proprietary Software.

          Section 5.19 Recordation of Seller's Title. To the extent that, as of the Closing Date, the record owner of any Intellectual Property as set forth in Section 3.12(a) of the Disclosure Schedule is not the actual owner of such Intellectual Property, Seller shall (i) execute and deliver to Buyers such documents and take such other action as reasonably requested by Buyers to ensure that the record owner thereof is the actual owner thereof, and (ii) reimburse Buyers for all reasonable and documented additional costs and fees incurred by Buyers solely as a result of the preparation, execution and recordation of such actual ownership that would not have otherwise been incurred by Buyers.

          Section 5.20 Multiple Buyers. As contemplated herein, Seller will transfer the Assets to the various Buyers as set forth on Section 1.1(a) of the Disclosure Schedule. Buyers acknowledge that notwithstanding anything else contained in this Agreement, Seller shall not be in breach of the representations and warranties set forth in Article III if such breach would not have occurred had the purchaser of the Assets been a single corporation incorporated under the laws of one of the United States of America. Buyers agree to indemnify Seller from any cost or other liabilities (other than income Taxes) which Seller would not have incurred had the purchaser of the Assets been a single corporation incorporated under the laws of one of the United States of America.

          Section 5.21 Confidentiality. (a) Seller and its affiliates and representatives will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the business of Buyers or any affiliate of Buyers furnished to Seller or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement, except to the extent that such documents or information, (i) are in the public domain or after the date hereof enters the public domain through no fault of Seller or its affiliates or representatives or (ii) was known to Seller or its affiliates or representatives before having been disclosed by or on behalf of Buyers or (iii) was later lawfully acquired by Seller or its affiliates or representatives from sources other than Buyers or its affiliates or representatives and none of Seller, its affiliates or representatives was aware that such source was under an obligation (whether contractual, legal or fiduciary) to Buyers or any of its affiliates to keep such information confidential.

          (b) Unless Buyers shall otherwise consent, after the Closing Date, Seller and its affiliates and representatives will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or contract, all documents and information concerning the Business and the Assets except to the extent that such documents or information are in the public domain or after the Closing Date enters the public domain through no fault of Seller or any of its affiliates or representatives.

          (c) After any termination of this Agreement, Seller will promptly redeliver or cause to be redelivered to Buyer, all copies of the documents or information referred in paragraph (a) furnished by Buyers or any affiliate or representative of Buyers or promptly destroy such documents or information and immediately notify Buyers of so doing. Any portion of such documents or information that may be found in analyses, compilations, studies or other documents prepared by Seller or any of its affiliates or representatives or any oral information received from Buyer, any affiliate or representatives of Buyers by Seller or any of its affiliates or representatives will be held by Seller and its affiliates or representatives in confidence pursuant to the terms of this
Section 5.19 or destroyed. All documents and information concerning the business of Buyers or any affiliate of

Buyers furnished to Seller and any of its affiliates or representatives in connection with the transactions contemplated by this Agreement shall be used by Seller and its affiliates and representatives solely for evaluating and consummating this Agreement and the transactions contemplated hereby and shall in no event be used in any way which is or could be detrimental to the Buyer, or any of its affiliates or representatives.

          (d) If Seller is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any document or information referred to in paragraphs (a) or (b) above, Seller will
(i) give Buyers timely notice of such request so that it may seek an appropriate protective order and (ii) consult with Buyers as to the advisability of taking legally available steps to resist or narrow such a request. Seller will reasonably cooperate with Buyers in obtaining such order. If in the absence of a protective order Seller is nonetheless compelled to disclose documents or information, Seller may make such disclosure, provided that Seller shall give Buyers written notice of their disclosure as far in advance of their disclosure as is practicable and, upon Buyers' request and at Buyers' expense, Seller shall use its best efforts to obtain reasonable assurances that confidential treatment will be accorded to such information.

          (e) Seller acknowledges and agrees that money damages would not be a sufficient remedy for any breach of any provision of this Section by Seller or its affiliates or representatives, and that in addition to all other remedies which Buyers, their affiliates and representatives may have, each of Buyers, their affiliates and representatives will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by Buyers, their affiliates or representatives in exercising any right, power or privilege under this Section will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Seller acknowledges that Buyers, their affiliates and representatives (and their respective successors and assigns) are third party beneficiaries of Section 5.19 of this Agreement and shall be entitled to enforce the provisions hereof as though parties hereto.

                             ARTICLE VI

                              CERTAIN TAX MATTERS

          Section 6.1  Section 338(h)(10) Election.

          (a) (i) Seller and REI shall jointly make Elections (and any comparable election under state or local tax law) with regard to each of the Companies prior to or on the Closing Date, (ii) Seller and REI shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Treasury regulations promulgated under section 338 of the Code (or any comparable provisions of state or local tax law) or any successor provisions and (iii) Seller and REI shall report the purchase by REI of the Shares pursuant to this Agreement consistent with the Elections (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

          (b) In connection with each Election, REI shall prepare, and REI and Seller shall agree to, the determination of the "Modified Aggregate Deemed Sales Price" (as defined under Treasury regulation section 1.338(h)(10)-1(f)) and the allocation of each such "Modified Aggregate Deemed Sales Price" among the assets of each respective Company, which shall be reflected on Section 5.12 of the Disclosure Schedule hereto and which shall be finalized as of the Closing Date, and which shall be consistent with the Allocation contemplated by Section 5.12 hereof. The determination of the amount of each such "Modified Aggregate Deemed Sales Price" and the allocation thereof shall be made in accordance with section 338(b) of the Code and applicable Treasury regulations. Seller and Buyers shall
(i) be bound by such determination and such allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, Tax Returns on a basis consistent with each such determination of the "Modified Aggregate Deemed Sales Price" and each such allocation and
(iii) take no position, and cause their affiliates to take no position, inconsistent with any such determination or allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any such allocation and/or determination is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

          Section 6.2  Return Filings and Liability for Taxes.

          (a)  Except as provided in paragraph (b) of this Section 6.2 and
Section 6.3 hereof, Seller shall (i) prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) (x) all Tax Returns with respect to each of the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business for all taxable periods ending on or prior to the Closing Date and (y) a final short period tax return for sales and use Taxes of MDC and the Other Divisions for any Pre-Closing Period (collectively, the "Pre-Closing Returns") and (ii) pay, or cause to be paid, all Taxes shown to be due on such Pre-Closing Returns.

          (b) Buyers shall prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) (i) all Tax Returns with respect to each of the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business for taxable periods beginning after the Closing Date, (ii) all Tax Returns with respect to the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business for Taxes accrued on the Final Statement and (iii) all Straddle Period Returns; provided however that Buyer shall not file any Tax Returns described in Section 6.2(a)(i)(y). Buyers shall pay, or cause to be paid, (x) all Taxes shown to be due on the Tax Returns referred to in this Section 6.2(b) and (y) all real estate tax bills that are accrued on the Final Statement. Buyers shall also pay Seller an amount equal to the sales and use Taxes accrued on the Final Statement with respect to MDC and the Other Divisions. To the extent that Buyers must reimburse Seller for sales and use Taxes, Seller shall provide Buyers with a copy of the related sales and use Tax Returns at least ten (10) business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail Buyers' reimbursement obligation pursuant to this Section 6.2(b) (the "Sales & Use Tax Reimbursement Statement"). Buyers shall have the right to review any of the aforementioned documents prior to the filing of such sales and use Tax Returns. If Buyers agree to the Sales & Use Tax Reimbursement Amount, Buyers shall pay to Seller an amount equal to such Taxes shown on the Sales & Use Tax Reimbursement Statement not later than three (3) business days before the due date (including extensions thereof) for payment of such sales and use Taxes. If Buyers disputes the amount calculated in the Sales & Use Tax Reimbursement Statement, Seller and Buyers shall consult and resolve in good faith any issues arising as a result of the review thereof. If the parties are unable to resolve any dispute within ten
(10) business days after Buyers' receipt of such sales and use Tax Returns and Sales & Use Tax Reimbursement Statement, such dispute shall be resolved by the Independent Accounting Firm as promptly as practicable. The determination by the Independent Accounting Firm shall be final and binding on the parties. If the Independent Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of such sales and use Tax Returns or the payment of such sales and use Taxes in question, Seller shall file, or cause to be filed, such returns and shall pay such sales and use Taxes without such determination having been made. Buyers shall pay to Seller not later than three (3) business days before the due date (including any extensions thereof) for the payment of such sales and use Taxes, an amount determined by Buyers as properly chargeable to Buyers pursuant to this Section 6.2. Appropriate adjustments shall be made to the amount paid by Buyers in order to reflect the decision of the Independent Accounting Firm.

          (c) Seller shall reimburse Buyers for all Taxes that are payable by Buyers pursuant to section 6.2(b) hereof that are attributable to (i) a taxable period ending on or before the Closing Date and (ii) the Pre-Closing Period, to the extent that such Taxes exceed the aggregate amount of all Taxes accrued on the Final Statement, but only after Buyer has paid Taxes with respect to such taxable periods, including amounts paid to Seller in respect of sales and use Taxes accrued on the Final Statement with respect to MDC and the other Divisions, in an amount equal to the aggregate amount of all Taxes accrued on the Final Statement. Buyers shall provide Seller with copies of any Straddle Period Returns and any bill or assessment for Taxes to be paid by Buyers pursuant to Section 6.2(b) hereof for a period prior to the Closing Date at least twenty (20) business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in rea-sonable detail Seller's reimbursement obligation pursuant to this Section 6.2(c) (the "Reimbursement Statement"), if any. Seller shall have the right to review any of the aforementioned documents prior to the filing of such Straddle Period Returns or the payment of any Taxes by Buyers pursuant to any bill or notice of assessment. If Seller disputes the amount calculated in the Reimbursement Statement or the amount of any income allocated to it on any Straddle Period Return or bill or notice of assessment (regardless of whether Seller has any reimbursement obligation to Buyers with respect thereto), Seller and Buyers shall consult and resolve in good faith any issues arising as a result of the review thereof. If Seller agrees to the Reimbursement Statement amount, Seller shall pay to Buyers an amount equal to the Taxes shown on the Reimbursement Statement not later than three (3) business days before the due date (including extensions thereof) for payment of Taxes with respect to such Reimbursement Statement. If the parties are unable to resolve any dispute within ten (10) business days after Seller's receipt of such Straddle Period Return or Reimbursement Statement, such dispute shall be resolved by the parties directly with the relevant taxing authority pursuant to Section 6.5 (b) hereof or, at Seller's election, by the Independent Accounting Firm as promptly as practicable. If the Independent Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Straddle Period Return or the payment of Taxes in question, Buyers shall file, or shall cause to be filed, such Straddle Period Return and shall pay such Taxes without such determination having been made. Seller shall pay to Buyer, not later than three (3) business days before the due date (including any extensions thereof) for the payment of such Taxes, an amount determined by Seller as properly chargeable to Seller pursuant to this Section 6.2. Appropriate adjustments shall be made to the amount paid by Seller in order to reflect the decision of the Independent Accounting Firm. The determination by the Independent Accounting Firm shall be final and binding on the parties.

          (d) In the case of any Straddle Period, Taxes of each of the Companies, relating to MDC and the Other Divisions or otherwise relating to the Assets or the Business for the Pre-Closing Period (including, without limitation, any sales and use Taxes and any payroll Taxes imposed directly on the Companies, MDC and the Other Divisions) shall be accrued on the Final Statement on an interim-closing-of-the-books basis as if such taxable period ended on and included the Closing Date and determined consistent with past practices of the Companies, MDC and the Other Divisions; provided, however, that real property Taxes shall be accrued in accordance with the method used in section 164(d)(1) of the Code. For purposes of the preceding sentence, exemptions, allowances or deductions, if any, that are calculated on an annual basis shall be apportioned based on the number of days in a Pre-Closing Period.

          (e) Seller and Buyers shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including, without limitation, the issuance of a power of attorney, if necessary, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

          Section 6.3 Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, all sales, use, transfer, real property gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement and the Related Agreements shall be borne one-half each by Buyers and Seller; provided, however, that Buyers' aggregate obligation to pay the transfer and similar Taxes described in this Section 6.3 shall not exceed $1,000,000. Buyers shall, at their own expense, accurately file all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation.

          Section 6.4  Tax Indemnification.

          (a) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(a) hereof (but not Section 9.2(b) hereof) and except as provided in the next succeeding sentence and in Section 6.3 hereof, Seller shall indemnify Buyers and its affiliates and hold them harmless from and against (i) any liability for Taxes of the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business for all taxable periods ending on or before the Closing Date and for the Pre-Closing Period and (ii) any liability for Taxes which result from (A) the deemed sale of assets pursuant to the Elections, and (B) the deemed sale of assets pursuant to any comparable elections under state or local
tax laws.   Seller shall be obligated to indemnify Buyers or any of their affiliates for Taxes with respect to taxable periods ending on or before the Closing Date and the Pre-Closing Period to the extent that Seller has not reimbursed Buyers for such Taxes pursuant to Section 6.2(c) hereof and only for Taxes paid by Buyer or their affiliates, including amounts paid to Seller with respect to sales and use Taxes of MDC and the other Divisions, in excess of the aggregate amount of all Taxes accrued on the Final Statement. Notwithstanding the foregoing, Seller shall not indemnify or hold harmless Buyers or any of their affiliates from and against any liability for Taxes which is directly attributable to a breach by Buyers of their obligations under this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, Buyers shall indemnify Seller and its affiliates and hold them harmless from and against (i) all Taxes accrued on the Final Statement (other than Taxes with respect to which Buyers have paid Seller pursuant to Section 6.2(b) with respect to sales and use Taxes of MDC and the Other Divisions), (ii) any liability for Taxes of the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business purchased hereunder for the portion of any Straddle Period beginning after the Closing Date and for any taxable period beginning after the Closing Date, and (iii) any liability for Taxes of the Companies and for Taxes relating to MDC and the Other Divisions arising on the Closing Date and attributable to activities (other than the transactions contemplated by this Agreement) outside of the ordinary course of business. Notwithstanding the foregoing, Buyers shall not indemnify Seller or its affiliates from any liability for Taxes which is directly attributable to a breach by Seller of its obligations under this Agreement.

          Section 6.5  Procedures Relating to Indemnification of Tax Claims.

          (a) If a notice of an audit or a claim for Taxes is made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 6.4 hereof, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such audit or claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to participate in or contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority in connection with or related to such Tax Claim. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under Section 6.4, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

          (b) With respect to any Tax Claim which might result in an indemnity payment to Buyers pursuant to Section 6.4 (including, without limitation, Taxes of any of the Companies and Taxes relating to MDC and the Other Divisions for a Straddle Period), Seller shall at its election control all audits and proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim, provided however, (A) Seller shall not, without Buyers' consent (which shall not unreasonably withheld) agree to any settlement or other compromise with respect to any Tax Claim if such settlement or other compromise could adversely affect the Buyer, the Companies or any Buyers Affiliate (including, without limitation, effects caused by recurring items) and (B) if Seller elects to control the Tax Claim, Seller shall not assert that the liability for the Tax Claim, or any portion thereof, is not within the ambit of Seller's indemnification obligation. If Seller elects to control a contest pursuant to this Section 6.5(b), Seller shall keep Buyer advised and shall pursue such contest in good faith. Buyers shall not, and shall cause their affiliates not to, settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's prior written consent. In connection with any Tax Claim as to which Seller elects to control proceedings taken in connection with such Tax Claim, (i) Seller shall keep Buyers informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (ii) Buyers shall have the right to participate, at its sole expense, in (but not control) any such proceedings. Buyers and their affiliates shall cooperate with Seller in contesting such Tax Claim (without charge to Seller), which cooperation shall include, without limitation, the issuance of a power of attorney, if necessary, the reasonable retention and provision to Seller of records and information which are reasonably relevant to such Tax Claim, and the making of employees reasonably available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (c) With respect to any Tax Claim not described in the preceding paragraph which might result in an indemnity payment to Seller pursuant to
Section 6.4, Buyers shall control all proceedings in accordance with provisions that are parallel to those in the first preceding paragraph.

          Section 6.6 Refunds and Credits. Any refunds and credits of Taxes (other than refunds and credits reflected on the Final Statement) of any of the Companies, MDC and the Other Divisions or otherwise relating to the Assets or the Business with respect to (i) any taxable period ending on or before the Closing Date shall be for the account of Seller, and if received or utilized by Buyer, any of their affiliates or any of the Companies, shall be paid to Seller within five (5) business days after Buyer, any of their affiliates or any of the Companies receive such refund or utilize such credit, (ii) any taxable period beginning after the Closing Date shall be for the account of Buyer, and if received or utilized by Seller, or any of its affiliates, shall be paid by Seller to Buyers within five (5) business days after Seller, or any of its affiliates, receives such refund or utilizes such credit, (iii) any Straddle Period shall be apportioned between Seller and Buyers in the same manner as such Taxes originally had been allocated pursuant to Sections 6.2(d) hereof, and (iv) any Election (and any comparable elections under state or local tax laws) shall be for the account of Seller, and if received or utilized by Buyer, any of its affiliates or any of the Companies shall be paid to Seller within five (5) business days after Buyer, any of its affiliates or any of the Companies receives such refund or utilizes such credit.

          Section 6.7 Termination of Tax Sharing Agreements. On or prior to the Closing Date, all tax sharing agreements and similar arrangements to which any of the Companies is a party or otherwise relating to the Assets or the Business shall be terminated, all obligations thereunder shall be settled, and no additional payments shall be made under any thereof after the Closing Date.

          Section 6.8 Carrybacks. Seller shall have the sole discretion to accept or reject a request by Buyers to carry back any Tax Benefit to any taxable period ending on or before the Closing Date or to a taxable year including a Pre-Closing Period relating to Seller or the Seller Group.

          Section 6.9  Employee Payroll Information.   Buyers and Seller shall
make available to each other any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA and FUTA taxes with respect to wages paid to Affected Employees for the calendar year in which the Closing occurs (including, without limitation, Forms W-4 and Employee's Withholding Allowance Certificate).

          Section 6.10 Prepaid Subscriptions. Seller and Buyers agree that an amount of accounts receivable (net of reserves) equal to the Prepaid Subscriptions of Seller on the Closing Date shall be treated as transferred by Seller in consideration of the assumption by Buyers of the obligation to fulfill the Prepaid Subscriptions. For purposes of the preparation and filing of all Tax Returns, the actual cost to fulfill the Prepaid Subscriptions of the Seller on the Closing Date shall be an amount equal to 61 percent of such Prepaid Subscriptions.


                                  ARTICLE VII

                   CONDITIONS TO OBLIGATIONS OF THE PARTIES

          Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given (except such consents, approvals or other actions which may be required to novate, assign or transfer any Government Contract or other contract or agreement with any government or government authority), other than those authorizations and approvals, the failure of which to have been obtained, would not, in the aggregate, have a Material Adverse Effect;

          (b) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority and there shall not be in effect any judgement, order, injunction or decree of any court of competent jurisdiction, in either instance which (i) prohibits or restricts the consummation of the transactions contemplated hereby or (ii) would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyers of all or any material portion of the Assets.

          (c) No proceeding by any Person which is reasonably likely to have any of the effects contemplated in clauses (i) and (ii) of the preceding subparagraph (b) shall be pending.

          Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a) The representations and warranties of Buyers contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing Date as if made at and as of such time, except for representations and warranties which are as of a specific date; and

          (b) Parent and each of Buyers shall each have performed in all material respects its respective obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and Seller shall have received a certificate from Parent and Buyers signed by an authorized officer of each of Parent and REI to the effect of this paragraph and of paragraph (a) of this Section 7.2.

          Section 7.3 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyers to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for representations and warranties which are as of a specific date;

          (b) Seller shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and Buyers shall have received a certificate from Seller signed by an authorized officer of Seller to the effect of this paragraph and of paragraph (a) of this Section 7.3;

          (c) Buyers shall have obtained at its sole cost and expense, title insurance policies dated as of the Closing Date with respect to the Property, the MDC I and II leaseholds and Easement One, on ALTA extended coverage forms insuring good and marketable title to the Property or a valid leasehold interest, as the case may be, free and clear of all Liens except Permitted Liens; and

          (d) All consents or renewals listed on Section 7.3 of the Disclosure Schedule shall have been obtained on terms and conditions reasonably satisfactory to Buyer.


                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

          Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a)  at any time, by mutual written consent of Seller and Buyer;

          (b) by either Buyers or Seller, if, through no fault of the party seeking termination, the Closing shall not have occurred on or prior to December 31, 1994; provided, however, that neither Buyers nor Seller, as the case may be, may terminate pursuant to this clause (b) prior to March 31, 1995 if the failure for the

Closing to have occurred by December 31, 1994 was not the result of the failure by the other party(ies) to perform its obligations under this Agreement, including Sections 5.4 and 5.5 hereof; or

          (c) by either Seller or Buyers if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

          Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated pursuant to
Section 8.1 hereof:

          (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with
Section 5.2(b) hereof;

          (b) all filings, applications and other submissions made pursuant hereto shall, at the option of Seller or Buyers and to the extent practicable, be withdrawn from the agency or other person to which made; and

          (c) there shall be no liability or obligation hereunder on the part of Seller or Buyers or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party (or parties) if the basis of termination is a willful, material breach by Seller or Buyers, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 5.19, this Section 8.2 and the obligation to treat information in a confidential manner, as set forth in
Section 5.2(c) hereof shall survive any such termination.

          Section 8.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of Seller and Buyer. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.


                                  ARTICLE IX

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties of Seller and Buyers made in Articles III and IV hereof, respectively, and the covenants and agreements made in Section 5.1 hereof, shall survive the Closing for a period of fifteen months after the Closing Date. Furthermore, any claim to be made pursuant to Article VI hereof must be made prior to the expiration of the applicable statute of limitations (after giving effect to any waiver, tolling or extension thereof). This Section
9.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Articles V (other than Section 5.1 hereof) and VI hereof and in the Undertaking.

          Section 9.2  Seller's Agreement to Indemnify.

          (a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyers and the Buyer Indemnitees from and against all Buyer Damages net of any Tax Benefit attributable thereto.

          (b) Seller's obligation to indemnify the Buyer Indemnitees for Buyer Damages, arising solely from clause (i) of the definition of Buyer Damages set forth in Article X hereof, pursuant to Section 9.2(a) hereof is subject to the following limitations:

                 (i) No indemnification shall be made by Seller unless and only to the extent that the aggregate amount of such Buyer Damages net of any Tax Benefit exceeds $7,000,000;

                (ii) In no event shall Seller's aggregate obligation to indemnify the Buyer Indemnitees exceed the Purchase Price;

               (iii)  The amount of any such Buyer Damages shall be reduced by
     (A) any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage (net of any costs of such coverage or increased premium incurred by such Buyer Indemnitee) or from any other party alleged to be responsible therefor, and (B) the amount of any Tax Benefit available to the Buyer Indemnitee relating thereto. Buyers and any Buyer Indemnitee shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this
     Section 9.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnitee (net of any costs of such coverage or of obtaining such amount incurred by such Buyer Indemnitee);

                (iv) Seller shall be obligated to indemnify Buyer Indemnitees only for such of the Buyer Damages that result from or arise at of breaches of representations and warranties as to which the Buyer Indemnitees have given Seller written notice thereof on or prior to the expiration date of the representation or warranty in respect of which indemnity may be sought. Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

          Section 9.3  Buyers' Agreement to Indemnify.
                       ------------------------------

          (a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyers shall jointly and severally indemnify and hold harmless Seller and Seller Indemnitees from and against all Seller Damages net of any Tax Benefit attributable thereto.

          (b) Buyers' obligation to indemnify Seller Indemnitees for Seller Damages, arising solely from clause (i) of the definition of Seller Damages set forth in Article X hereof, pursuant to Section 9.3(a) hereof is subject to the following limitations:

                 (i) No indemnification shall be made by Buyers unless and only to the extent that the aggregate amount of such Seller Damages net of any Tax Benefit exceeds $7,000,000;

                (ii) In no event shall Buyer's aggregate obligation to indemnify Seller Indemnitees exceed the Purchase Price;

               (iii)  The amount of any such Seller Damages shall be reduced by
     (A) any amount received by a Seller Indemnitee with respect thereto under any insurance coverage (net of any costs of such coverage or increased premium incurred by such Seller Indemnitee) or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit available to Seller Indemnitee relating thereto. Seller and any Seller Indemnitee shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to hav responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyers pursuant to this Section 9.3, then such Seller Indemnitee shall promptly reimburse Buyers for any payment made or expense incurred by Buyers in connection with providing such indemnification up to such amount received by Seller Indemnitee net of any costs of such coverage or of obtain-ing such amount incurred by such Seller Indemnitee;

               (iv) Buyers shall be obligated to indemnify Seller Indemnitees only for such Seller Damages as to which Seller Indemnitees have given Buyers written notice thereof on or prior to the expiration date of the representation or warranty in respect of which indemnity may be sought.
     Any written notice delivered by a Seller Indemnitee to Buyers with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

          Section 9.4 Third Party Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Section 9.2 hereof with respect to Buyer Damages and the obligations of Buyers to indemnify Seller Indemnitees under Section 9.3 hereof with respect to Seller Damages, in either case resulting from a Claim, will be subject to the following terms and conditions:

          (a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this Section 9.4, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within ten days after notice of any such Claim fails to assume the defense of such Claim, the Indemnitee against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.

          (b) Anything in this Section 9.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

          Section 9.5 Exclusive Remedy. Buyers and Seller agree, to the fullest extent permitted by law, that after the Closing Date none of them or any of their directors, officers, employees, affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the other or such other's directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyers or Seller or their respective directors, officers, employees, affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, information provided or statements made in the specific representations and warranties set forth in this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties, covenants and rights to indemnification and subject to the limitations and restrictions contained herein or to the extent any such liability or responsibility is based upon a fraudulent representation or claim.

          Section 9.6 Tax Treatment of Indemnification Payments. Any payment in respect of Buyer Damages or Seller Damages made by Seller to Buyers or by Buyers to Seller, as the case may be, shall be treated as a purchase price adjustment for all Tax purposes unless a determination (within the meaning of Section 1313(a) of the Code) or execution of Form 870AD causes any such amount not to constitute an adjustment to the purchase price for Federal Tax purposes. In such an event, Buyers or Seller, as the case may be, shall pay an amount that reflects the actual tax consequences of the receipt or accrual of such payment.


                                   ARTICLE X

                                  DEFINITIONS

          For the purposes of this Agreement, the following terms shall have the following respective meanings:

          "Affected Employees" has the meaning set forth in Section 5.11(a).

          "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          "Agreement" means this agreement, dated as of October 4, 1994, together with any amendments thereto, by and among The Mead Corporation, Parent and Buyers.

          "Assets" means all of the properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern of the Business, all as of the Closing Date, other than the Excluded Assets.

          "Assumed Liabilities" means all obligations and liabilities of Seller associated with the Business, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise, to be assumed by Buyers pursuant to this Agreement, as provided in the Undertaking.

          "Bill of Sale" means the duly executed bill of sale, substantially in the form attached hereto as Exhibit A, which Seller will deliver to Buyers effecting the sale, assignment, transfer and delivery of the Assets.

          "Business" means the business conducted by MDC, the Other Divisions and the Companies.

          "Buyers" means, REI, Reed Elsevier Properties Inc., a Delaware corporation, Elsevier S.A., a Swiss limited company ("ESA"), Reed Elsevier (UK) Limited, an English limited company, Butterworth Publishers Limited, a Canadian corporation, a Werk-Verlag Dr Edmund Banachewski, a German limited company, collectively, or, as the context indicates, one or more of Buyers as purchaser of the relevant Assets or as successors to the relevant portion of the Business. All of the Buyers except ESA are indirectly wholly-owned subsidiaries of Parent, and ESA is an Affiliate of Parent.

          "Buyer Damages" means all liability, demands, claims, actions or causes of actions, assessments, losses, damages, costs and expenses (including, without limita-tion, reasonable attorneys' fees and expenses) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article III of this Agreement when made or at and as of the Closing as though such representations and warranties were made at and as of the Closing, (ii) the indemnification contemplated by Section 6.4(a) hereof, (iii) except as otherwise expressly provided herein, any liabilities and obligations not to be assumed by Buyers as provided in the Undertaking and (iv) the failure to perform any covenant or agreement of Seller.

          "Buyer Disclosure Schedule" means the disclosure schedule document being delivered to Seller by Buyers in connection herewith.

          "Buyer Indemnitees" means Buyers and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns.

          "Claim" means any assertion of liability by a  third party.

          "Closing" means the closing of the transactions contemplated by this Agreement.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Companies" means Folio, MDC International, Lexis, Inc., Nexis, Inc., Reman, Derman, Jurisoft Licensing, Michie, and LCC.

          "Confidentiality Agreement" means the confidentiality agreement entered into between REI and Seller.

          "Consent Costs" has the meaning set forth in Section 5.4(b).

          "Consent Valuer" has the meaning set forth in
Section 5.4(b).

          "Databases" means any and all data and collections of data that are made available by Seller or any Company to a subscriber to the services of, or any other customer or client of the Business, are stored electroni-cally, are machine readable, and are used in and material to the operation of the Business as currently conducted.

          "Deeds" means limited warranty deeds (or the statutory equivalent thereof with covenants against grantor's acts only), in recordable form, with respect to the Property subject to the matters listed in a) Sections 3.8 or 3.9 of the Disclosure Schedule, or b) clause (iii) of the definition of Permitted Liens arising after the date hereof.

          "Disclosure Schedule" means the disclosure schedule document being delivered to Buyers by Seller in connection herewith.

          "Derman" means Derman, Inc., an Ohio corporation and a wholly-owned subsidiary of Mead Realty.

          "Election" means, with respect to any of the Companies, the election to be made by REI and Seller pursuant to section 338(h)(10) of the Code, as described in Section 6.1 hereof.

          "Employee" means any employee of the Business or any former employee of the Business.

          "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Permits" means all permits licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the Business as currently conducted.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" means those assets, enumerated in Section 1.1(d), which are expressly excluded from the Assets to be sold, conveyed, assigned, and transferred to Buyers and from the assets owned by the Companies and Seller.

          "Final Statement" means the statement determined in accordance with
Section 1.6 hereof.

          "Folio" means Folio Corporation, a Utah corporation and a wholly-owned subsidiary of Mead.

          "Folio Shares" means the entire issued share capital of Folio.

          "GAAP" means U.S. generally accepted accounting principles.

          "Government Contract" means a mutually binding legal relationship obligating Seller to furnish supplies or services and a government or government agency to pay for them, including all types of commitments that obligate the federal government of the United States to an expenditure of appropriated funds and that, except as otherwise authorized, are in writing. In addition to bilateral instruments, "Government Contracts" includes (but is not limited to) awards and notices of awards; job orders or task letters issued under basic ordering agreements; letter contracts; orders, such as purchase orders, under which the contract becomes effective by written acceptance or performance; and bilateral contract modifications.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

          "Hollander Sublease" has the meaning set forth in Section 5.10 hereof.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnitee" means, as the case may be, either a Buyers Indemnitee or a Seller Indemnitee.

          "Independent Accounting Firm" means the big six accounting firm retained to resolve any disputes between Buyers and Seller over any item contained in the Statement.

          "June 30, 1994 Balance Sheet" has the meaning set forth in Section 3.6(a) hereof.

          "Jurisoft Licensing" means Jurisoft Licensing Corp., a Nevada corporation and a wholly-owned subsidiary of Mead.

          "LCC" means LCC Holding Company, a Delaware corporation and a wholly-owned subsidiary of Mead.

          "Leases" means all leases or subleases of real property used in the Business under which Seller or any of the Companies is a lessee or lessor, as listed in Section 3.11 of the Disclosure Schedule.

          "LEXIS/NEXIS" means the Online computer-assisted information services provided by Seller under the "LEXIS" or "NEXIS" trademarks, any portion of such services, or any Online computer-assisted information service provided by Seller, regardless of the name of such service, including all Software, Online systems and other systems, and any documentation and resource material relating thereto or to any of the foregoing.

          "Lexis, Inc." means Lexis, Inc., a Delaware corporation and a wholly-owned subsidiary of Mead.

          "Liens" means all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other encumbrances of any nature whatsoever, excluding licenses or rights to third parties.

          "Material Adverse Effect" means an event which has a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Business taken as a whole.

          "Material Agreements" means the following:

          (i) the top 100 data source license agreements of the Business based on royalties and fees paid in 1993 (other than those that have expired or will expire prior to October 1, 1994);

          (ii) the distribution agreements of the Business set forth on Section 3.16(a) of the Disclosure Schedule;

          (iii) partnership, joint venture or other similar agreements or arrangements of the Business;

          (iv) any agreement of the Business relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $250,000; and

          (v) any agreement of the Business with or for the benefit of any affiliate of Seller with annual payments in excess of $100,000.

          "Material Leases" means those leases marked with an asterisk in
Section 3.11 of the Disclosure Schedule.

          "MDC" means Mead Data Central, a division of Mead.

          "MDC International" means Mead Data Central International, Inc., a Delaware corporation and a wholly-owned subsidiary of Mead.

          "Mead" means The Mead Corporation, an Ohio corporation.

          "Mead Realty" means Mead Realty Group, Inc., an   Ohio corporation and
a wholly-owned subsidiary of Mead.

          "Michie" means The Michie Company, an Ohio corporation and a wholly-owned subsidiary of Mead.

          "Nexis, Inc." means Nexis, Inc., a Delaware corporation and a wholly-owned subsidiary of Mead.

          "Non-Proprietary Software" means all Software (other than off-the-shelf Software) which is licensed or leased from third parties and used primarily by Seller or any of the Companies, as the case may be, in connection with the operation of the Business as it is currently conducted, including, without limitation, all versions, drafts and component modules of source code or object code or natural language code currently provided under license to Seller or any of the Companies, whether recorded on paper, magnetic media or other electronic device, all descriptions, flow-charts, and other work product currently provided under license to Seller or any of the Companies which were used to design, plan, organize and develop such Software, and all documentation currently provided under license to Seller or any of the Companies, including without limitation manuals, catalogs, leaflets, and training materials, relating to the foregoing.

          "Online" means a system of computer terminals, personal computers and similar devices directly linked by telecommunications or otherwise to a central processing unit or units and related peripheral equipment on which data are stored and searched.

          "Other Divisions" means Lexis Document Services, Jurisoft and The Michie Company, each a division of Mead.

          "Other Instruments" means such other duly executed, good and sufficient instruments of conveyance, transfer and assignment as the parties shall deem necessary to convey to the appropriate Buyers all of Seller's rights, title and interests in and to the appropriate Assets.

          "Parent" means  Reed Elsevier plc, an English corporation.

          "Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business which are Liens for work in progress which are not past due or otherwise reflected in the Final Statement, (ii) Taxes or assessments which are not yet due and payable, (iii) such other Liens as would not materially detract from the value of the Asset subject to such lien as now used or materially interfere with any present use of such Asset, (iv) Liens arising or resulting from any action taken by Buyer, (v) matters which would be disclosed by an accurate survey or inspection of the Property which would not in the aggregate have a Material Adverse Effect, and (vi) matters set forth on
Section 3.9 of the Disclosure Schedule.

          "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Pre-Closing Period" means that portion of any Straddle Period which ends on the Closing Date.

          "Prepaid Subscriptions" means MDC's unearned revenue relating to prepaid subscriptions as reflected on the Final Statement.

          "Property" means the real property described as owned property in
Section 3.9 of the Disclosure Schedule, including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto.

          "Proprietary Software" means any and all Software owned by Seller or any of the Companies and used primarily in the Business, as the same has been developed, manipulated, expanded, amplified, abridged or otherwise changed or modified from time to time by or on behalf of Seller or any of the Companies, as the case may be, including without limitation, all current versions, and component modules of source code or object code or natural language code therefor, whether recorded on paper, magnetic media or other electronic device, all descriptions, flow-charts, and other work product used to design, plan, organize and develop such Software, and all documentation, including without limitation manuals, catalogs, leaflets, and training materials relating to the foregoing.

          "Purchase Price" has the meaning set forth in Section 1.5(a) hereof, and, as the context requires, as adjusted pursuant to Section 1.6 hereof.

          "Real Property Lease Assignments" means all appropriate documents for the assignment (in form suitable for filing, registration or recording, if the applicable agreement would permit such assignment to be filed, registered or recorded) of rights in the Leases.

          "REI" means Reed Elsevier Inc., a Massachusetts corporation and an indirectly wholly-owned subsidiary of Parent.

          "Reman" means Reman, Inc., an Ohio corporation and a wholly-owned subsidiary of Mead Realty.

          "Related Agreements" means those other agreements and instruments required to be executed pursuant to this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" means Mead.

          "Seller Damages" means all liability, demands, claims, actions and causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article IV of this Agreement when made or at and as of the Closing as though such representations and warranties were made at and as of the Closing, (ii) the indemnification contemplated by Section 6.4(b) hereof, (iii) the failure to perform any covenant or agreement of Buyers and (iv) all Assumed Liabilities.

          "Seller Group" means Seller's affiliated group, within the meaning of
Section 1504(a) of the Code, of which Seller is the common parent and including any of Seller's foreign subsidiaries.

          "Seller Indemnitees" means Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns.

          "Seller's Mead Trademarks and Logos" means the name of Seller or any trade names, trademarks, identifying logos or service marks related thereto or employing the word "Mead" or any variation thereof, including, without limitation, "Mead Data Central" and "Meadnet", or any confusingly similar trade name, trademark or logo.

          "Seller Severance Plans" has the meaning set forth in Section 5.11(c) hereof.

          "September 30, 1994 Financial Statements" has the meaning set forth in
Section 5.17 hereof.

          "Shares" means the entire issued share capital of each of Folio, Mead Data Central International G.m.b.H., Lexis, Inc., Nexis, Inc., Jurisoft Licensing, Michie and LCC.

          "Software" means any and all computer programs consisting of sets of statements or instructions to be used directly or indirectly in a computer.

          "Star Data Shares" means the 1,510,000 shares representing 22.0% of the issued and outstanding shares of Star Data System, Inc., a Canadian corporation, owned by Mead.

          "Statement" means the statement setting forth the net tangible assets of the Business as of the close of business on the Closing Date which shall be prepared in accordance with Section 1.6 of the Disclosure Schedule and which preparation shall be, in all material respects, in accordance with GAAP (except as set forth on Section 3.6 of the Disclosure Schedule) and on a basis consistent with the balance sheet as of June 30, 1994 (except as described in Section 1.6 of the Disclosure Schedule).

          "Straddle Period" means any taxable period that begins prior to and includes (but does not end on) the Closing Date.

          "Straddle Period Returns" means all Tax Returns of the Companies for a Straddle Period.

          "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

          "Taxes" means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, pay as you earn ("PAYE"), withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes, (ii) liability of any of the Companies for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of any of the Companies for the payment of any such amount as a result of any express obligation to indemnify any other Person.

          "Tax Benefit" means the amount of any tax benefit arising from (i) a loss, deduction or credit for any Tax purpose or (ii) a carryforward or carryback of a loss, deduction or credit for any Tax purpose computed assuming a 25 percent tax rate in effect for the taxable year within which an indemnifying party makes an indemnification payment to an Indemnitee pursuant to Articles VI or IX hereof.

          "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

          "Tyris Sublease" has the meaning set forth in Section 5.10 hereof.

          "Undertaking" means the duly executed undertaking, substantially in the form attached hereto as Exhibit B, whereby Buyers will assume and agree to pay and discharge the Assumed Liabilities.

                                   ARTICLE XI

                                 MISCELLANEOUS

          Section 11.1 Title Insurance. Buyers shall reimburse Seller for Seller's out-of-the pockets costs for the title commitments obtained by Seller on the Property. Buyers shall reimburse Seller for the out-of-pocket costs for surveys of the Property and certain other real property subject to Leases prepared for Seller.

          Section 11.2 Further Assurances. From time to time after the Closing Date, at the request of either party hereto and at the expense of such party, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          Section 11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

               If to Parent or Buyer, to:

               Reed Elsevier plc
               6 Chesterfield Gardens
               London W1A 1EJ
               England
               Fax No. 011-44-71-491-8307
               Attention:  Legal Advisor

               with a copy to:

               Reed Elsevier Inc.
               275 Washington Street
               Newton, Massachusetts 02158
               Fax No. (617) 558-4649
               Attention:  General Counsel

               and

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY 10017
               Fax No. (212) 450-4800
               Attention:  Joseph Rinaldi, Esq.

               If to Seller, to:

               The Mead Corporation
               Courthouse Plaza Northeast
               Dayton, Ohio 45463
               Fax No.:  (513) 495-2424
               Attention:  General Counsel

               with copies to:

               Skadden, Arps, Slate,
                  Meagher & Flom
               919 Third Avenue
               New York, New York  10022-9931
               Fax No.:  (212) 735-2001
               Attention:  David J. Friedman, Esq.

                       and

               Thompson, Hine & Flory
               Courthouse Plaza Northeast
               20th Floor
               Dayton, Ohio 45401
               Fax No.:  (513) 443-6635
               Attention:  Sue K. McDonnell, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          Section 11.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

          Section 11.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyers may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or a portion of the Assets but no such transfer or assignment shall relieve Buyers of their obligations hereunder.

          Section 11.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and its successors and permitted assigns, with respect to the obligations of Parent and Buyers under this Agreement, and for the benefit of Parent and Buyer, and their respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and, except as provided in Section 5.19(e), this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

          Section 11.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 11.8  Jurisdiction and Consent to Service.  In accordance with
Section 5.1401 of the General Obligations Law of the State of New York, and without limiting the jurisdiction or venue of any other court, Seller, Parent and Buyers (a) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court and (d) agree that service of any court paper may be made in any manner as may be provided under applicable laws or court rules governing service of process in such court.

          Section 11.9 Entire Agreement. Except for this Agreement, the Confidentiality Agreement, the Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          Section 11.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

          Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 11.13 Bulk Sales Laws. Buyers and Seller each hereby waive compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state.

          Section 11.14 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense and no such costs or expenses shall be charged to the Business.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                        THE MEAD CORPORATION

                               THOMAS E. PALMER
                        By: ____________________________________________________
                            Thomas E. Palmer, Vice President and General Counsel

                        REED ELSEVIER PLC

                               HERMAN J. BRUGGINK
                        By: ____________________________________________________
                            Herman J. Bruggink,
                            Director


                        REED ELSEVIER INC.

                               HERMAN J. BRUGGINK
                        By: ____________________________________________________
                            Herman J. Bruggink,
                            Vice Chairman


                        REED ELSEVIER PROPERTIES INC.

                               MARK L. SEELEY
                        By: ____________________________________________________
                            Mark L. Seeley,
                            President


                        ELSEVIER S.A.

                               NIGEL J. STAPLETON
                        By: ____________________________________________________
                            Nigel J. Stapleton,
                            Authorized Representative


                        REED ELSEVIER (UK) LIMITED

                               NIGEL J. STAPLETON
                        By: ____________________________________________________
                            Nigel J. Stapleton,
                            Director


                        BUTTERWORTH PUBLISHERS LIMITED

                               NIGEL J. STAPLETON
                        By: ____________________________________________________
                            Nigel J. Stapleton,
                            Authorized Representative


                        WERK-VERLAG DR EDMUND BANACHEWSKI GmbH

                               NIGEL J. STAPLETON
                        By: ____________________________________________________
                            Nigel J. Stapleton
                            Authorized Representative

                                                                       Exhibit A
                                                                       ---------



                                  BILL OF SALE
                                  ------------



          BILL OF SALE, dated as of ________, 1994 (the "Bill of Sale"), by and between The Mead Corporation, an Ohio corporation ("Seller") and REI, Reed Elsevier Properties Inc., a Delaware corporation, Elsevier S.A., a Swiss private limited company, Reed Elsevier (U.K.) Limited, an English private limited company, Butterworth Publishers Limited, a Canadian corporation, and Werk-Verlag Dr. Edmund Banachewski, a German private limited company, ("Buyers").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, pursuant to that certain Purchase Agreement dated as of , October 4, 1994 (the "Purchase Agreement"), by and among Buyers, Parent and Seller, Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in the assets associated with the Business to Buyers and Buyers have agreed to purchase and acquire such assets from Seller, all as more fully described in the Purchase Agreement; and

          WHEREAS, pursuant to the Purchase Agreement, Buyers, Parent and Seller have agreed to enter into this Bill of Sale pursuant to which such assets will be conveyed to Buyers.

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.

          2. Assignment. Except as set forth in Section 3 below and subject to the terms and conditions of the Purchase Agreement, Seller does hereby sell, convey, assign, transfer and deliver to Buyers all of Seller's right, title and interest in and to all of the Assets (as defined in the Purchase Agreement).

          3. Assets Not Assigned. Notwithstanding anything herein to the contrary, the Excluded Assets are specifically excluded from the Assets and shall be retained by Seller at and following the Closing Date.

          4. Appointment. Seller hereby constitutes and appoints Buyers, and their successors and assigns, as Seller's true and lawful attorney and attorneys, with full power of substitution, in Seller's name and stead, by, on behalf of and for the benefit of Buyers, and their successors and assigns, to demand and receive any and all of the Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of Buyers, and their successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyers, and their successors or assigns, may deem proper for the collection or reduction to possession of any of the Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred and delivered, and to do all acts and things in relation to the Assets transferred hereunder which Buyers, and their successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

          5. No Third Party Beneficiaries. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person other than Buyers any remedy or claim under or by reason of this instrument or any agreements, terms, covenants or conditions hereof, and all the agreements, terms, covenants and conditions in this instrument contained shall be for the sole and exclusive benefit of Buyers and their permitted assigns.

          6. Binding Effect; Assignment. This Bill of Sale and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Bill of Sale nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

          7. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

          IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                  THE MEAD CORPORATION

                  By:______________________________________


                  REED ELSEVIER PLC

                  By:______________________________________




                  REED ELSEVIER INC.

                  By:______________________________________




                  REED ELSEVIER PROPERTIES INC.

                  By:______________________________________




                  ELSEVIER S.A.

                  By:______________________________________




                  REED ELSEVIER (UK) LIMITED

                  By:______________________________________




                  BUTTERWORTH PUBLISHERS LIMITED

                  By:______________________________________




                  WERK-VERLAG DR EDMUND BANACHEWSKI GmbH

                  By:______________________________________

                                                                       EXHIBIT B
                                                                       ---------


                                  UNDERTAKING
                                  -----------



          UNDERTAKING executed and delivered on _______, 1994 (the "Undertaking"), by REI, Reed Elsevier Properties Inc., a Delaware corporation, Elsevier S.A., a Swiss private limited company, Reed Elsevier (U.K.) Limited, an English private limited company, Butterworth Publishers Limited, a Canadian corporation, and Werk-Verlag Dr. Edmund Banachewski, a German private limited company, ("Buyers") in favor of The Mead Corporation, an Ohio corporation ("Seller").


                              W I T N E S S E T H:
                              -------------------

          WHEREAS, pursuant to a Purchase Agreement, dated as of __________, 1994 (the "Purchase Agreement"), by and among Seller, Parent and Buyers, Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in the assets associated with the Business to Buyers, and Buyers have agreed to purchase and acquire such assets from Seller, all as more fully described in the Purchase Agreement; and

          WHEREAS, pursuant to the Purchase Agreement, Buyers have agreed to enter into this Undertaking, pursuant to which Buyers shall assume and agree to pay, perform, and discharge or cause to be performed and discharged the liabilities and obligations associated with the Business, as more fully provided herein.

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer hereby agrees as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

          2. Undertaking. Except as provided in Section 3 below and subject to the terms and conditions of the Purchase Agreement, Buyers hereby jointly and severally undertake, assume and agree to pay, perform or discharge, all obligations and liabilities of Seller asso-ciated with the Business, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise other than the Excluded Liabilities (the "Assumed Liabilities"), including, without limitation:

              (a) all liabilities of the Business reflected on the Final Statement;

              (b) all of the Seller's obligations existing on the date hereof and arising hereafter under all contracts, commitments, agreements, options and other arrangements of every kind and description which have been or will be assigned to Buyers or performed by Buyers pursuant to Section 5.4 of the Purchase Agreement;

              (c) all of the Seller's obligations existing on the date hereof and arising hereafter under all Government Contracts; and

              (d) all of the Seller's obligations existing on the date hereof and arising hereafter under all authorizations, consents, approvals, licenses, orders, permits, exemptions, filings or registrations with any court or administrative or governmental authority in any jurisdiction to the extent assigned or transferred to Buyers.

          3. Excluded Liabilities. Notwithstanding anything contained herein or in the Purchase Agreement to the contrary, it is expressly understood that Buyers shall not assume, or agree to perform, pay or discharge, and Buyers have not assumed, and will never assume, any liabilities, obligations or commitments (the "Excluded Liabilities") relating to or arising out of the following:

              (a) any obligations and liabilities relating to the Excluded
     Assets;

              (b) except as otherwise provided herein, all Taxes, (i) now or hereafter owed by Seller or any of its affiliates or (ii) attributable to the Business, the Assets or to the Companies relating to any taxable period, or any portion thereof (including the Pre-Closing Period), ending on or prior to the Closing Date;

              (c) all liabilities associated with Seller's deferred compensation plans with respect to the individuals set forth below:

                  (i) Executive Deferred Compensation Plan obligations with respect to Messrs. Stuart C. Harvey, Edward W. Parken, George Relles and Bruce E. Rhoades; and

                  (ii) Incentive Compensation Election Plan obligations with respect to Messrs. George M. McGill and George Relles;

              (d) all liabilities associated with The Mead Retirement Plan, The Mead Salaried Savings Plan, The Mead Data Central International Retirement Plan for UK Employees and The Mead Data Central International Canadian Pension Plan that relate to Employees of the Business;

              (e) all liabilities associated with The Mead Excess Benefit Plan that relate to Employees of the Business;

              (f) except to the extent Buyer has specifically assumed a liability under Section 5.11, all liabilities associated with claims arising prior to the Closing Date under any Pension Plan, Welfare Plan or other benefit arrangement that relates to Employees and their dependents; and

              (g) all liability associated with claims under any Pension Plan, Welfare Plan or other benefit arrangement that relates to any Employee who is not an Affected Employee; and

              (h) except to the extent Buyer has a reimbursement obligation under Section 5.11(c), all liabilities associated with Seller Severance Plans;

              (i) liabilities arising from the matter set forth in item II. E. on Section 3.14 of the Disclosure Schedule, to the extent such liabilities are related to pre-closing actions;

              (j) liabilities from the matter set forth in Item II.H.6 on
     Section 3.14 of the Disclosure Schedule;

              (k) liabilities arising in connection with the merger of Mead Data Central, Inc. into Seller and the related intercompany reorganization completed by the Seller on December 31, 1993 (except to the extent the liabilities relate to claims settled by Buyers without the consent of Seller which shall not be unreasonably withheld);

              (l) liabilities not related to the operation of the Business, but which are incurred, imputed or otherwise attributed to the Business as a result of the Business's affiliation with the Seller prior to the Closing;

              (m) all liabilities associated with any deferred purchase price consideration payable to the former owners of Folio;

              (n) all liabilities associated with the threatened Folio litigation described in item II.B(1) of Section 3.14 of the Disclosure Schedule; and

              (o) all liabilities associated with the 1992 restructuring program.

          4. Assignment. Neither this Undertaking nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, including, without limitation, by operation of law, by Buyers without the prior written consent of Seller.

          5. Binding Effect. This Undertaking shall inure to the benefit of Seller and its successors and permitted assigns and be binding upon and enforceable against Buyers and their respective successors and permitted assigns.

          6. Governing Law. This Undertaking shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

          IN WITNESS WHEREOF, this Undertaking has been duly executed and delivered by the duly authorized officers of Buyer as of the date first above written.

                              [Buyers]


                              By:_______________________________
                                 Name:
                                 Title: